SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement

(Pursuant to Section 14(a) of the Securities Exchange Act of 1934)

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World Fuel Services Corporation

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WORLD FUEL SERVICES CORPORATION

9800 Northwest 41st Street, Suite 400

Miami, Florida 33178

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 31, 2007

Notice is hereby given that the annual meeting of shareholders of WORLD FUEL SERVICES CORPORATION will be held on May 31, 2007, at 11:00 a.m., local time, at our offices, 9800 Northwest 41st Street, Suite 400, Miami, Florida 33178, for the following purposes:

1.	To elect eight Directors.

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2007 fiscal year.

3.	To vote on one shareholder proposal relating to establishing a policy regarding discrimination based upon sexual orientation and gender identity.

4.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

These matters are more fully discussed in the accompanying proxy statement.

The Board of Directors has fixed the close of business on April 23, 2007 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting.

The annual meeting for which this notice is given may be adjourned from time to time without further notice other than announcement at the meeting or any adjournment thereof. Any business for which notice is hereby given may be transacted at any such adjourned meeting.

Whether or not you expect to be present at the meeting, please date, sign, and promptly return the enclosed proxy, which is solicited by and on behalf of the Board of Directors. Shareholders who execute a proxy may nevertheless attend the meeting, revoke their proxy and vote their shares in person.

By Order of the Board of Directors

WORLD FUEL SERVICES CORPORATION

By:
R. Alexander Lake, Jr. General Counsel and Corporate Secretary April 26, 2007

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ii

WORLD FUEL SERVICES CORPORATION

9800 Northwest 41st Street, Suite 400

Miami, Florida 33178

PROXY STATEMENT FOR THE ANNUAL MEETING OF SHAREHOLDERS

to be held on May 31, 2007

INTRODUCTION

This proxy statement is furnished to the shareholders of WORLD FUEL SERVICES CORPORATION in connection with the solicitation of proxies by our board of directors for the 2007 annual meeting of shareholders to be held at the place and time, and for the purposes, set forth in the attached notice of meeting.

The terms “World Fuel,” “Company,” “we,” “our” and “us” used in this proxy statement refer to World Fuel Services Corporation and its subsidiaries unless the context otherwise requires.

Pursuant to our by-laws, the board has ordered the annual meeting of shareholders to be held on May 31, 2007, and has fixed the close of business on April 23, 2007, as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

This proxy statement and the accompanying proxy form are first being sent to shareholders on or about May 1, 2007. Our 2006 Annual Report, including the consolidated financial statements, is being mailed to each shareholder together with this Proxy Statement.

PROXIES AND VOTING

As of the record date, we had 28,543,852 outstanding shares of common stock, par value $.01 per share, which constitute our only class of voting securities. The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Proxies in the accompanying form, properly executed, duly returned to us and not revoked, will be voted in the manner specified. If no instructions are specified in the proxy, proxies will be voted in favor of: (i) the election of all the director nominees named in this proxy statement and (ii) ratifying the selection of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2007 fiscal year; and will be voted against the consideration of one shareholder proposal relating to establishing a policy regarding discrimination based upon sexual orientation and gender identity.

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares, the shareholder of record, and these proxy materials are being sent directly to you by World Fuel. As the shareholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting. World Fuel has enclosed or sent a proxy card for you to use.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote, and you are also invited to attend the annual meeting. Since a beneficial owner is not the shareholder of record, you may not vote your shares in person at the annual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or other nominee how to vote your shares.

Returning a signed proxy will not affect your right to attend the annual meeting and to vote in person, since proxies are revocable. A proxy for the annual meeting may be revoked at any time prior to its use by submission of a later dated proxy, by delivery of written notice of revocation to our Corporate Secretary, or by voting in person at the annual meeting. Presence at the annual meeting does not of itself revoke a proxy.

Each holder of our common stock on the record date is entitled to cast one vote per share, exercisable in person or by proxy, at the annual meeting. Directors are elected by a plurality vote of the shares of common stock present in person or represented by proxy at the annual meeting. All other matters to be considered at the annual meeting shall be approved if the votes cast in favor of the action exceed the votes cast opposing the action.

Under the laws of Florida, our state of incorporation, only the votes cast at the annual meeting or pursuant to a proxy will be counted in determining whether a director has been elected or a proposal has been approved. Abstentions and broker “non-votes” will not be counted in determining the outcome of the matter subject to vote, but will be counted in determining whether a quorum is present. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a proposal because the broker or nominee: (a) has not received voting instructions on a particular matter from the beneficial owner and (b) does not have discretionary voting power on the matter.

Prior to the annual meeting, we will select one or more inspectors of election for the annual meeting. Such inspector(s) shall determine the number of shares of common stock represented at the annual meeting, and the validity and effect of proxies, and shall receive, count and tabulate ballots and votes, and determine the results thereof.

All shareholder meeting proxies, ballots and tabulations that identify shareholders are kept confidential, and none of those documents will be available for examination, nor will the identity or the vote of any shareholder be disclosed, except as may be necessary to meet legal requirements.

COSTS OF SOLICITATION

The entire cost of soliciting proxies for the annual meeting will be borne by us. Solicitation of proxies may be made by our directors, officers and employees by mail, telephone and other means of communication or in person. Our employees and officers will receive no compensation for soliciting proxies other than their regular salaries. We will request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies, and may reimburse such persons for their expenses in so doing. We may also retain the services of a solicitor to assist in soliciting proxies and pay them a fee as well as other costs and expenses.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Eight individuals have been nominated to serve as our directors for the ensuing year and until their successors shall have been duly elected and qualified. All of such persons, other than Mr. Joachim Heel, are presently directors. Two of our existing directors, Messrs. John Benbow and Jerome Sidel, have decided to retire and are not seeking an additional term in office.

The persons named as proxies in the accompanying proxy form have advised management that unless authority is withheld in the proxy, they intend to vote for the election of the individuals listed as nominees in the table below. We do not contemplate that any nominee named in the table will be unable, or will decline, to serve; however, if any nominee is unable to serve, or declines to serve, the persons named in the accompanying proxy form may vote for another person, or persons, in their discretion, unless our board chooses to reduce the number of directors serving on the board. The board has established the number of directors to serve on our board as nine, but has determined to nominate only eight directors for the ensuing year as the board has not yet determined who the replacement will be for one of the retiring directors. The board expects to appoint an additional person to fill the vacancy on the board during the coming year in accordance with our by-laws.

The following table sets forth certain information with respect to each nominee for election to the board, as well as the retiring directors. A summary of the background and experience of each nominee and director is set forth in the paragraphs following the table.

Name and Position	Age	Year First Became Director
Existing Directors Who Are Nominees:

Paul H. Stebbins Chairman of the Board and Chief Executive Officer	50	1995

Michael J. Kasbar President, Chief Operating Officer and Director	50	1995

Ken Bakshi Member of the Compensation, Governance, and Technology and Operations Committees, and Chairman of the Nominating Subcommittee of the Governance Committee	57	2002

Richard A. Kassar Chairman of the Technology and Operations Committee, and Member of the Audit and Governance Committees	60	2002

Myles Klein Member of the Audit and Governance Committees	69	1995

J. Thomas Presby Chairman of the Audit Committee, and Member of the Governance Committee and Nominating Subcommittee of the Governance Committee	67	2003

Stephen K. Roddenberry Member of the Compensation and Governance Committees	58	2006

New Nominee:

Joachim Heel	41	N/A

Existing Directors Not Seeking Another Term:

John R. Benbow Chairman of the Compensation and Governance Committees, and Member of the Audit Committee	75	1989

Jerome Sidel Member of the Compensation and Governance Committees	72	2000

Nominees:

PAUL H. STEBBINS has served as our Chairman of the Board of Directors and Chief Executive Officer since July 2002. He has served as a director of World Fuel since June 1995, and served as President and Chief Operating Officer of World Fuel from August 2000 to July 2002. From January 1995 to August 2000, Mr. Stebbins served as President and Chief Operating Officer of World Fuel Services Americas, Inc. (formerly Trans-Tec Services, Inc.), our principal subsidiary engaged in the marine fuel services business. From September 1985 to December 1994, Mr. Stebbins was an officer, shareholder and director of Trans-Tec Services, Inc., a New York corporation, and its affiliated companies. In December 2006, Mr. Stebbins joined the board of directors, and serves on the audit and compensation committees, of First Solar, Inc., a NASDAQ company.

MICHAEL J. KASBAR has served as a director of World Fuel since June 1995 and as President and Chief Operating Officer since July 2002. From January 1995 to July 2002, he served as Chief Executive Officer of World Fuel Services Americas, Inc. From September 1985 to December 1994, Mr. Kasbar was an officer, shareholder and director of Trans-Tec Services, Inc. and its affiliated companies. Mr. Kasbar is the first cousin of Richard A. Kassar, a director of the Company.

KEN BAKSHI has served as a director of World Fuel since August 2002. Mr. Bakshi has been Vice Chairman of the Board and Co-Founder of Row 2 Technologies, a software development firm, since February 2006. From December 2002 to February 2006, he was employed by Row 2 as Chief Executive Officer. Since June 2003, he has been a managing partner of Trishul Capital Group LLC, and Trishul Advisory Group LLC, two privately-owned equity investment and consulting companies. From July 2000 to December 2002, he was employed as Executive Vice President and Chief Operating Officer of Vistaar, Inc., an incubator of business-to-business internet based marketplaces. From 1998 to 2000, Mr. Bakshi served as Senior Vice President of Wyeth (formerly known as American Home Products Corp.), a New York Stock Exchange, or NYSE, company. Prior to 1998, Mr. Bakshi served in various capacities with American Home Products Corp and American Cyanamid Company, which was acquired by American Home Products in 1994.

RICHARD A. KASSAR has been a director of World Fuel since August 2002. Mr. Kassar has been employed as Chief Executive Officer of Freshpet Company, a pet food company, since October 2006, and is currently a principal of Go7Brands, LLC, a brand management company, where he also serves as Senior Vice President and Chief Financial Officer. From February 2002 to July 2006, Mr. Kassar was the Senior Vice President and Chief Financial Officer of The Meow Mix Company. From May 2001 to January 2002, he was self-employed as a consultant to venture capital firms, advising them primarily on the acquisition of consumer brands. From December 1999 to May 2001, Mr. Kassar was employed as Co-President and Chief Financial Officer of Global Household Brands. From 1986 to December 1999, he was employed by Chock Full O’Nuts in various positions, and most recently served as Senior Vice President and Chief Operating Officer. Mr. Kassar also serves as a director of Velocity Express, Inc., a NASDAQ company, and currently serves as the chairman of its audit committee and a member of its compensation committee. Mr. Kassar is the first cousin of Michael J. Kasbar, our President and Chief Operating Officer and a director of World Fuel.

MYLES KLEIN has served as a director of World Fuel since February 1995. Mr. Klein is a certified public accountant. From 1971 until 1985, Mr. Klein was a partner in the international accounting and auditing firm of Grant Thornton. Subsequent to 1985, Mr. Klein practiced as Myles Klein, P.A. or Klein & Barreto, P.A. until July 2006 when he sold his accounting practice to Klein, Mendez & Rothbard, LLC. He retains a one percent interest in that firm, and continues to provide services to the practice on a part-time basis.

J. THOMAS PRESBY has served as a director of World Fuel since February 2003. Mr. Presby was employed for 30 years as a partner in Deloitte & Touche Tohmatsu, a public accounting firm, until he accepted mandatory retirement in June 2002. At the time of his retirement, Mr. Presby was serving as Deputy Chief Executive Officer of Deloitte & Touche Tohmatsu, a position he held since 2001. From 1995 to 2000, Mr. Presby served as Deputy Chairman and Chief Operating Officer of Deloitte & Touche Tohmatsu. Mr. Presby currently serves on the boards of directors and audit committees of AMVESCAP PLC, Tiffany & Co. and American Eagle

Outfitters, all NYSE companies, and Turbo Chef Technologies Inc. and First Solar Inc., each a NASDAQ company. He also serves as chairman of the audit committees of each of these companies. He was a member of the board of directors and chairman of the audit committee of PracticeWorks, an American Stock Exchange company, from July 2002 to October 2003, when the company was sold. He was also a member of the board of directors and audit committee of GreenPoint Financial Corp., an NYSE company, from January 2003 to September 2004, when the company merged with North Fork Bankcorporation, Inc. He is also a member of the board of directors and chairman of the audit committee of The German Marshall Fund of the USA, a not-for-profit organization.

STEPHEN K. RODDENBERRY has served as a director of World Fuel since June 2006. Mr. Roddenberry is a shareholder in the law firm of Akerman Senterfitt where he has been employed since 1988.

JOACHIM HEEL has served as Senior Vice President, Global Sales and Service for Sun Microsystems since March 2006, and was Senior Vice President, OEM Business Unit from September 2005 through March 2006. From 1991 through September 2005, Mr. Heel held various positions with McKinsey & Company, a global management consulting partnership, becoming a partner with the firm in 1997. Mr. Heel serves as a director of Intrinsyc Software, Inc., a mobility software and services company. Intrinsyc is a Toronto Stock Exchange company.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE ELECTION OF THE ABOVE DIRECTOR NOMINEES

Existing Directors Not Seeking Another Term:

JOHN R. BENBOW will have served as a director of World Fuel from 1989 until our annual meeting. Mr. Benbow has been self-employed as a construction management consultant since 2005. He served as President of Benbow & Associates, Inc., a construction management firm located in Miami, Florida, from 1988 until 2004. From December 1986 to May 1988, Mr. Benbow was employed as President of Weiner, Kane & Benbow, Inc., an investment banking and stock brokerage firm located in Miami, Florida. From May 1983 to November 1986, Mr. Benbow was employed as President of Florida National Bank, formerly a commercial bank in Miami, Florida. Mr. Benbow currently serves as a trustee of Goodwill Industries of South Florida.

JEROME SIDEL will have served as a director of World Fuel from 2000 until our annual meeting. He also served as a consultant to the Company from 1984 until 2000. Since 1998, Mr. Sidel has served as President of New York Store Leasing Inc., a real estate company. From 1995 through 1997, Mr. Sidel served as President of the Lexington 54th St. Association, a real estate leasing company, and as consultant to R.F. Lafferty & Co., an option brokerage firm, as well as other companies.

BOARD OF DIRECTORS

During 2006, the board held five formal meetings and acted two times by unanimous written consent. The board has four committees: the governance committee, the audit committee, the compensation committee and the technology and operations committee. All of the directors attended at least 75% of the meetings of the board and of the board committees on which they served.

Corporate Governance Matters

The board has established and adopted Corporate Governance Principles which govern the appointment, retention, responsibilities, qualifications and conduct of the board and its committees. The Corporate Governance Principles require that a majority of our directors meet the standards for independence required by the listing standards of the NYSE. The board applies the following NYSE criteria in making its independence determinations:

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No Material Relationship. The director must not have any material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In making this determination, the board considers all relevant facts and circumstances, both from the standpoint of the director and the standpoint of the persons or organizations with which the director has an affiliation, including commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships that exist, either directly or indirectly, between us and the director.

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Employment. The director must not have been our employee at any time during the past three years. In addition, a member of the director’s immediate family (including the director’s spouse; parents; children; siblings; mothers-, fathers-, brothers-, sisters-, sons- and daughters-in-law; and anyone who shares the director’s home, other than household employees) must not have been an executive officer of World Fuel in the prior three years.

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Other Compensation. The director or immediate family member must not have received more than $100,000 per year in direct compensation from us, other than in the form of director fees, pension or other forms of deferred compensation, during the past three years.

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Auditor Affiliation. The director must not be a current partner or employee of our independent registered certified public accounting firm and no member of the director’s immediate family may be a current employee of such firm who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice or a current partner of such firm. In addition, the director or an immediate family member must not have been within the last three years a partner or employee of such firm who personally worked on our audit.

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Interlocking Directorships. During the past three years, the director or immediate family member cannot have been employed as an executive officer by another entity for which one of our current executive officers served at the same time on the compensation committee.

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Business Transactions. The director must not be an employee of another entity that, during any one of the past three years, received payments from us, or made payments to us, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues. In addition, a member of the director’s immediate family cannot have been an executive officer of another entity that, during any one of the past three years, received payments from us, or made payments to us, for property or services that exceed the greater of $1 million or 2% of the other entity’s annual consolidated gross revenues.

In addition, members of our audit committee must meet the independence standards for audit committee members adopted by the Securities and Exchange Commission, or SEC, including that a member must not receive any consulting, advisory or other compensatory fee from us, other than in his or her capacity as a member of our audit committee, our board of directors or any other board committee and a member must not be an affiliate of ours or any subsidiary of ours apart from his or her capacity as a member of the board or any board committee. Ownership of 10% or less of our voting securities is deemed not to affect independence. Members of the audit committee must also have no relationship with us that interferes with his exercise of independent judgment. Members of our compensation committee must meet the independence standards of Rule 16b-3 of the SEC and Section 162(m) of the Internal Revenue Code. Pursuant to the provisions of Rule 16b-3 and Section 162(m), members of the compensation committee must not (i) be an officer or employee of the Company or any subsidiary, nor a former officer or a former employee who receives compensation for prior services other than under a qualified retirement plan, (ii) receive compensation from us or any subsidiary for services rendered as a consultant or in any capacity other than as a director or (iii) possess an interest in any transaction with us in an amount in excess of $120,000.

The above list is not exhaustive and the board could consider other factors in making its determination that a director has no material relationship with us that could compromise that director’s independence.

Our Corporate Governance Principles provide that no more than two members of management shall serve on the board. Our board of directors affirmatively determined all seven existing non-employee directors, Ken Bakshi, John R. Benbow, Richard A. Kassar, Myles Klein, J. Thomas Presby, Stephen K. Roddenberry and Jerome Sidel are independent of us and our management under the NYSE standards set forth above, and our audit committee members and compensation committee members are independent under the standards applicable to membership in such committees. Paul H. Stebbins and Michael J. Kasbar are considered inside directors because of their employment as our senior executives. As a result of this analysis, Messrs. Stebbins and Kasbar are precluded from sitting on any of our audit, compensation and governance committees. The board has not yet made a determination as to Mr. Heel’s independence.

Our seven non-employee directors comprise our governance committee, and meet in executive session (without management present) prior to each scheduled board meeting, and at other times as they may deem necessary. Each meeting of the independent directors has been presided over by John R. Benbow, as chairman of the governance committee.

All of our employees, officers (including senior executive, financial and accounting officers) and directors are held accountable for adherence to our Code of Corporate Conduct and Ethics, or Code of Conduct. The Code of Conduct is intended to provide guidance to all our employees, officers and directors as to conduct over a wide range of business practices and procedures. Failure to comply with the Code of Conduct may result in disciplinary actions, up to and including dismissal. The Code of Conduct covers all areas of professional conduct, including compliance with laws (including antitrust, embargoes and trade sanctions, antiboycott, money laundering and the environment), work environment, conflicts of interest, protecting corporate assets, taking corporate opportunities, company records, insider trading, political activities and contributions, external communications, financial reporting and disclosure, accounting controls as well as specific matters that relate to conducting business on behalf of the company such as bribes and kickbacks, gifts and entertainment and dealing with government officials. If we make any substantive amendments to our Code of Conduct or grant any waiver, including any implicit waiver, from a provision of the Code of Conduct to our Chief Executive Officer, Chief Financial Officer or Corporate Controller, we will disclose the nature of such amendment or waiver on our internet website, in a periodic filing under the Securities Exchange Act of 1934, as amended, or Exchange Act, or in a report on Form 8-K. Our internet website and information contained on our internet website are not part of this proxy statement and are not incorporated by reference in this proxy statement.

We encourage employees and others to report violations of the Code of Conduct and any other unlawful or inappropriate practices they discover relating to our business. The Code of Conduct sets forth procedures for employees to file confidential and anonymous reports of any such violations or practices. In addition, the audit committee has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The procedure for employees to contact our Vice President of Internal Audit, the audit committee, any other committee, the board or any board member regarding questionable accounting or auditing matters is set forth in the Code of Conduct. We have advised employees of our policy not to retaliate or take any other detrimental action against employees who submit such complaints in good faith.

It is our policy that each director should attend all meetings of shareholders, absent extenuating circumstances. All of our directors attended the 2006 annual meeting of shareholders.

Our Corporate Governance Principles, the Code of Conduct, and the charters of each of the board committees are available on our website www.wfscorp.com, under the heading “About Us—Corporate Governance.” Copies of these documents may also be obtained by any shareholder, without charge, by writing to our Corporate Secretary at our address shown below.

Any shareholder can contact our board, any board committee, or any individual director by writing to any of them, c/o Corporate Secretary, at our principal office, 9800 Northwest 41st Street, Suite 400, Miami, Florida 33178, or by sending an email to the Corporate Secretary at “complianceofficer@wfscorp.com.” Any communications received from interested parties in the manner described above will be collected and organized by our Corporate Secretary and will be periodically, but in any event prior to each regularly-scheduled board meeting, reported and/or delivered to the appropriate director or directors.

Our Corporate Governance Principles provide that directors may serve on the board until the annual meeting next following their 73rd birthday, unless the board determines to waive this retirement age. The board determined to waive the retirement age for John Benbow, because of his extensive knowledge regarding our operations and his continued valuable contributions to the board and its committees, however, Mr. Benbow is retiring from the board effective the date of our annual meeting.

Our Corporate Governance Principles also prohibit our independent directors from serving on the board of directors of more than three other publicly-traded companies, unless the board determines that such service will not impair the ability of such director to effectively perform his obligations as a director of the Company. The board has determined that J. Thomas Presby’s service on the board of directors of five other public companies will not impair his ability to effectively perform his obligations as a director of the Company because: (i) he is fully retired and has ample time to devote to his director and committee responsibilities; (ii) service on multiple audit committees results in specialization and increased knowledge of regulations and audit committee issues, and should thereby improve quality and efficiency; and (iii) two of the companies for which he serves have different fiscal year ends from that of the Company.

The following table describes the current membership of each of our committees:

Director	Audit	Compensation	(1) Corporate Governance /(2) Nominating Subcommittee	Technology and Operations
Ken Bakshi		M	(1)M (2)C	M

John R. Benbow	M	C	(1)C

Richard A. Kassar	M		(1)M	C

Myles Klein	M		(1)M

J. Thomas Presby	C		(1)M (2)M

Stephen K. Roddenberry		M	(1)M

Jerome Sidel		M	(1)M

C – Chair M – Member

As indicated, Messrs. Benbow and Sidel are retiring from the board and, if the size of the applicable committee is not reduced, they will be replaced as member or chair by other directors meeting the requisite independence standards for such position.

The Governance Committee and Nominating Subcommittee

The governance committee consists of our seven independent directors: John R. Benbow, Myles Klein, Jerome Sidel, Ken Bakshi, Richard A. Kassar, J. Thomas Presby and Stephen K. Roddenberry. The board has determined that each member of the governance committee is independent pursuant to the NYSE listing standards. The governance committee operates pursuant to a written charter which is posted on our website, as described in the preceding section. John R. Benbow serves as chairman of the governance committee. The governance committee meets in executive session (without management present) prior to each scheduled board meeting, and at other times as it deems necessary. Each meeting of the governance committee is presided over by its chairman. Five of these meetings were held during the 2006 fiscal year. As Messrs. Benbow and Sidel are retiring from the board, the size of this committee will be reduced to five unless Mr. Heel is added or unless and until a new independent director is appointed. A new chair will also be named.

The primary functions of the governance committee are to recommend to the board the corporate governance principles and polices applicable to us; to lead the board in its annual performance evaluation of the board and individual members; to identify individuals qualified to become members of the board; to recommend to the board the director nominees for the next annual meeting of shareholders; to recommend to the board the members to serve on the board’s committees; and to annually evaluate the performance of the named executive officers and discuss any changes to the named executive officers’ compensation. In 2007, members of each of the audit committee, the compensation committee, the governance committee and the technology and operations committee conducted evaluations of their respective committee’s performance during the 2006 fiscal year, in accordance with the requirements of their committee charters.

The governance committee has adopted a policy with respect to the nomination and evaluation of director candidates. Pursuant to this policy, the governance committee will consider nominees for director recommended by shareholders. If a shareholder wishes to recommend a candidate for director, the shareholder should submit a written nomination to the governance committee, c/o Corporate Secretary, 9800 NW 41st Street, Suite 400, Miami, FL 33178. This written nomination must be submitted by December 3, 2007, for candidates to be considered as nominees for election at the 2008 annual meeting of shareholders. Upon receipt of a nomination, the Corporate Secretary will advise the nominating shareholder of the additional information regarding the background and experience of the nominee that will be required for the governance committee to evaluate the candidate. In addition to considering candidates suggested by shareholders, the governance committee considers potential candidates recommended by current directors, employees and others. The governance committee may also retain professional search firms to identify director candidates. The governance committee has the sole authority to approve the fees and other retention terms of any such firms.

In considering board nominees, the governance committee reviews various skills and characteristics required of board members in the context of the current composition of the board. Although there are no specific, minimum qualifications that must be met by each nominee, the governance committee generally evaluates the candidate’s intellect, integrity and judgment, and his or her knowledge, skills and experience, including experience in the marine and aviation fuel industry, securities markets, business, finance and public service. The governance committee makes this determination in the context of an assessment of the perceived needs of the board at the time of the evaluation.

The nominating subcommittee was formed by the governance committee on April 26, 2005 to assist the governance committee with identifying and recruiting qualified candidates for board membership. The nominating subcommittee consists of two of the members at large of the governance committee and does not have a separate charter. Mr. Bakshi serves as chairman and Mr. Presby as the second member of this subcommittee.

The governance committee evaluates all nominees for director based on the above criteria, including nominees recommended by shareholders. All nominees for director included on the enclosed proxy card were nominated by our governance committee and our board. Mr. Heel was recommended as a potential candidate by an executive officer of the Company and was nominated and evaluated in accordance with the governance committee’s director nomination and evaluation policy.

The Audit Committee

The audit committee consists of J. Thomas Presby, Chairman, Myles Klein, John R. Benbow, and Richard Kassar. The audit committee held five formal meetings during the 2006 fiscal year. As Mr. Benbow is retiring from the board, this committee will either be reduced in size or a new member will be appointed.

The audit committee operates pursuant to a written charter which is available on our website at www.wfscorp.com. In accordance with the NYSE listing standards, the charter addresses the purpose, duties and responsibilities, and requires an annual performance evaluation, of the audit committee.

The board has determined that all of the members of the audit committee meet the NYSE standards of independence, financial literacy and accounting or related financial management expertise, and the SEC’s requirements with respect to independence of audit committee members. The Board has determined that at least one member of the audit committee, J. Thomas Presby, meets the SEC’s definition of an “audit committee financial expert.”

The charter provides that a member of the audit committee shall not simultaneously serve on the audit committees of more than two other public companies unless the board determines that simultaneous service would not impair the ability of the member to effectively serve on the audit committee. The board has determined that J. Thomas Presby’s simultaneous service on the audit committees of five other public companies will not impair his ability to effectively serve on the audit committee or as chairman of the audit committee because (i) he is fully retired and has ample time to devote to his director and committee responsibilities; (ii) service on multiple audit committees results in specialization and increased knowledge of regulations and audit committee issues, and should thereby improve quality and efficiency; and (iii) two of the companies for which he serves have different fiscal year ends from that of the Company.

Our management is responsible for preparing our consolidated financial statements and for the financial reporting process. The independent registered certified public accounting firm is responsible for expressing an opinion on the conformity of our consolidated financial statements to accounting principles generally accepted in the United States. Acting for the board, the audit committee provides oversight of the financial reporting process and the internal control system. More specifically, the audit committee performs the following principal functions: reviews the qualifications, independence and performance of our independent registered certified public accounting firm; approves the appointment of independent registered certified public accounting firm for the ensuing year; reviews the scope and budget for the annual audit; reviews with the independent registered certified public accounting firm the results of the audit engagement, including a review of the consolidated financial statements and the management letter; approves all audit and non-audit services to be provided by the independent registered certified public accounting firm; reviews the scope of, and compliance with, our internal controls; reviews the effectiveness of our internal audit function; and recommends to the board that the audited consolidated financial statements be included in our Annual Report on Form 10-K. While the audit committee has the responsibilities set forth in the charter, it is not the audit committee’s duty to prepare the Company’s financial statements, or to provide any expert or special assistance as to the Company’s financial statements or any professional certifications as to the independent auditors’ work.

The audit committee has adopted policies for pre-approving all non-audit work to be performed by our independent registered certified public accounting firm. These policies are described in the section of this Proxy Statement titled “Proposal No. 2 – Ratification of Independent Registered Certified Public Accounting Firm.”

Report of the Audit Committee

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our filings under the Securities Act of 1933, as amended, or the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate such report by reference.

The audit committee has reviewed and discussed with management and with the independent registered certified public accounting firm the audited consolidated financial statements for the 2006 fiscal year. The audit committee has also performed the other reviews and duties set forth in its charter. The audit committee discussed with the independent registered certified public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Additionally, the audit committee has: (i) received from the independent registered certified public accounting firm the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T; (ii) considered whether the provision of tax and accounting research and other non-audit services by our independent registered certified public accounting firm is compatible with maintaining their independence; and (iii) discussed with the independent registered certified public accounting firm their independence from us and our management.

In reliance on the foregoing reviews and discussions, the audit committee recommended to the board that the audited consolidated financial statements referred to above be included in our annual report on Form 10-K for the 2006 fiscal year, for filing with the SEC.

J. Thomas Presby, Chairman

Myles Klein, Member

John R. Benbow, Member

Richard Kassar, Member

The Compensation Committee

The compensation committee consists of John R. Benbow, Chairman, Ken Bakshi, Jerome Sidel, and Stephen K. Roddenberry. The board has determined that each member of the compensation committee is independent pursuant to the NYSE listing standards, as well as the requirements of Rule 16b-3 and Section 162(m). The compensation committee operates pursuant to a written charter which is available on our website at www.wfscorp.com. During 2006, the compensation committee held seven formal meetings. As Messrs. Benbow and Sidel are retiring from the board, this committee will either be reduced in size or one or more new members will be appointed. A new chair will also be designated for this committee.

The primary function of the compensation committee is to discharge the board’s responsibilities relating to the compensation of our executive officers. The compensation committee’s primary responsibilities are:

•	determining annually our goals and objectives relevant to our Chief Executive Officer and Chief Operating Officer’s compensation;

•	evaluating the performance of our Chief Executive Officer and Chief Operating Officer in light of such goals and objectives;

•	establishing the compensation levels of our Chief Executive Officer and Chief Operating Officer, including long-term incentive compensation, based on this evaluation;

•	reviewing and approving annually our goals and objectives relevant to the other named executive officers, based upon recommendations of our Chief Executive Officer and Chief Operating Officer;

•	evaluating the performance of each named executive officer in light of such goals and objectives;

•

establishing the named executive officers’ compensation levels, including long-term incentive compensation, based on this evaluation and the recommendations of our Chief Executive Officer and Chief Operating Officer;

•	reviewing and approving annually the compensation of other executive officers based upon recommendations of our Chief Executive Officer and Chief Operating Officer;

•	reviewing and making recommendations to the board with respect to stock option, equity-based and incentive compensation plans and administering such plans;

•	establishing and monitoring compliance with stock ownership requirements for executive officers;

•	approving employment, severance and consulting contracts with executive officers;

•	reviewing and making recommendations to the board on all matters of non-employee director compensation, including stock ownership requirements; and

•

annually evaluating the work of the committee and its members and annually reviewing and reassessing the adequacy of the committee’s charter and recommending any proposed changes to the board for approval.

The Technology and Operations Committee

The technology and operations committee was formed on November 4, 2005 and consists of two non-employee directors, Richard A. Kassar, chairman, and Ken Bakshi. The committee operates pursuant to a written charter which is available on our website at www.wfscorp.com. The primary purpose of the technology and operations committee is to oversee our significant technology and operations initiatives.

Compensation of Directors

Fees Earned or Paid in Cash

Cash fees for non-employee directors are based upon the compensation committee’s 2006 review of director compensation, including an analysis of current trends as reported in recent surveys. In keeping with the increased amount of time directors, and in particular, committee chairs, were required to devote to their responsibilities, on June 20, 2006, the board approved the following fee structure for our non-employee directors, effective July 1, 2006:

(i)	the annual fee payable to non-employee directors for their service on the board was increased to $50,000 per year from $35,000 per year;

(ii)	the fee payable to members of the audit committee, compensation committee and technology and operations committee was increased to $4,000 per year from $3,500 per year for each committee served;

(iii)	the fee payable to the chairperson of the audit committee, compensation committee and governance committee was increased to $15,000 per year from $12,000 per year for each committee chaired;

(iv)	the chairman of the technology and operations committee would continue to receive $12,000 per year; and

(v)	members of the nominating subcommittee would receive an annual fee of $4,000 per year and the chairman of the nominating subcommittee would receive an annual fee of $12,000 per year.

Additionally, each non-employee director is permitted to elect to convert some or all of his or her cash retainers into additional restricted stock units, or RSUs, at 1.15 times the cash amount. No non-employee director made this election for 2006.

Directors who are not employed by us are also reimbursed by us for their travel, food, lodging and related expenses incurred in connection with attending board, committee and shareholder meetings, as well as continuing education programs.

Stock Awards

As part of an overall revision of non-employee director compensation, on June 20, 2006, the board approved a new structure for full-value equity awards. Rather than denominating such awards in shares of stock (historically 2,000 shares of common stock were issued to each of the non-employee directors upon his election or re-election to the board), the board elected to grant each non-employee director approximately $60,000 worth of RSUs.

Option Awards

The board approved a similar value-based structure for option awards. Historically, each non-employee director was eligible to receive a non-qualified option to purchase 10,000 shares of our common stock upon election or re-election to the board. Under our revised structure, each non-employee director received stock-settled stock appreciation rights, or SSARs, having a value of approximately $60,000. For this purpose, the board valued each SSAR at one-third of the fair market value of a share of our common stock on the day prior to the grant date.

The table below summarizes the compensation paid by us to our non-employee directors for services rendered for 2006. Directors who are employed by us do not receive additional compensation for serving as directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(3)		Option Awards(2)(3)	Total(4)
Ken Bakshi	$58,000	$46,455	(a)	$27,148	$131,603
John R. Benbow	$77,000	$33,720		$27,148	$137,868
Richard A. Kassar	$62,000	$33,720		$27,148	$122,868
Myles Klein	$46,250	$33,720		$27,148	$107,118
J. Thomas Presby	$61,750	$37,965	(a)	$27,148	$126,863
Stephen K. Roddenberry	$27,000	$33,720		$27,148	$87,868
Jerome Sidel	$46,250	$33,720		$27,148	$107,118

(1)	Stock Awards represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R) of RSU awards granted in 2006 pursuant to our 2006 Omnibus Plan. Based on a price of $42.45 per share, the board approved the issuance of 1,500 RSUs valued at approximately $63,675, to each non-employee director. The RSUs vest in twelve equal monthly installments of 125 shares each beginning on July 20, 2006, with no shares issued until the director ceases to be a director.

(a)	On June 20, 2006, Messrs. Bakshi and Presby received an additional award of shares as compensation for their services on the nominating subcommittee of the governance committee during the prior year, as neither director had previously received any compensation for such services. Mr. Bakshi, as chairperson, was awarded 300 shares of our common stock, and Mr. Presby, as member of the subcommittee, received 100 shares of our common stock.

(2)	Option Awards represent the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS No. 123(R) of SSAR awards granted in 2006 pursuant to the 2006 Omnibus Plan. Based on an estimated grant date fair value of $11.85 per SSAR, the board approved the issuance of 4,300 SSARs valued at approximately $50,995, to each non-employee director. The SSARs have a conversion price of $42.45 and vest on the earlier of the day preceding the next annual meeting of shareholders or June 20, 2007, and will expire on the earlier of two years after termination of service on the board for any reason or June 20, 2011. Assumptions used in the calculation of the estimated grant date fair value are included in Note 4 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(3)	The aggregate number of stock options, SSARs, RSUs and stock units held by each non-employee director at December 31, 2006, inclusive of 2006 grants, were as follows:

Name	Stock Options	SSARs	RSUs	Stock Units(1)
Ken Bakshi	25,000	4,300	1,500	6,088
John R. Benbow	30,000	4,300	1,500	6,088
Richard A. Kassar	30,000	4,300	1,500	—
Myles Klein	40,000	4,300	1,500	—
J. Thomas Presby	20,000	4,300	1,500	6,088
Stephen K. Roddenberry	—	4,300	1,500	—
Jerome Sidel	30,000	4,300	1,500	—

(1)	These stock units represent stock awards made to non-employee directors prior to 2006, and which awards the directors elected to defer pursuant to our Non-Employee Director Stock Deferral Plan.

Director Stock Ownership Guidelines

Effective June 2006, we changed our stock ownership guidelines for directors. Under our new stock ownership guidelines, each non-employee director is required to accumulate, over a period of five years following his election to the board, a minimum of five times the annual cash retainer, or $250,000, in our common stock. Previously, directors were required to acquire a minimum of 6,000 shares of our common stock within that same period.

INFORMATION CONCERNING NAMED EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our named executive officers. A summary of the background and experience of each executive officer, other than Messrs. Stebbins and Kasbar, is set forth in the paragraphs following the table. The background and experience of Messrs. Stebbins and Kasbar are described above in the section titled “Proposal No. 1—Election of Directors.” All executive officers serve at the discretion of the Board.

Name and Position	Age	Year First Became Executive Officer

Paul H. Stebbins Chairman of the Board and Chief Executive Officer	50	1995

Michael J. Kasbar Director, President and Chief Operating Officer	50	1995

Ira M. Birns Executive Vice President and Chief Financial Officer	44	2007

Francis X. Shea Executive Vice President, Chief Risk and Administrative Officer and Former Interim Chief Financial Officer	66	2001

Michael S. Clementi(1) President of World Fuel Services, Inc.	45	1998

Paul M. Nobel Senior Vice President and Chief Accounting Officer	39	2006

Robert S. Tocci Former Executive Vice President and Chief Financial Officer	53	1988

(1)	World Fuel Services, Inc. is our principal subsidiary engaged in the aviation fuel services business.

IRA M. BIRNS assumed the duties of Executive Vice President and Chief Financial Officer on April 16, 2007. From August 2004 to March 2007, Mr. Birns served as Vice President and Treasurer and Vice President—Investor Relations of Arrow Electronics, Inc. From May 2002 until August 2004, he served as Vice President and Treasurer of Arrow Electronics, Inc. Prior thereto and from 1996, he served as Treasurer of Arrow Electronics, Inc. He was Assistant Treasurer of Arrow Electronics, Inc. from 1989-1996.

FRANCIS X. SHEA was appointed Chief Risk and Administrative Officer on January 13, 2005 and has served as our Executive Vice President since September 2001. From June 2006 to April 2007, Mr. Shea served as our Interim Chief Financial Officer. He previously served as our Chief Financial Officer from July 2002 to January 2005. From September 1999 to August 2001, he served as director and senior advisor for the Center for Business and Advisory Services, an affiliate of Arthur Andersen, based in Jakarta, Indonesia, that provided consulting and financial services. He served as the Jakarta, Indonesia representative of our marine fuel services subsidiaries from January 1999 to December 1999. From February 1991 to December 1994, he also served as President and Chief Operating Officer of Trans-Tec New York.

MICHAEL S. CLEMENTI has served as President of World Fuel Services, Inc. since April 1998. World Fuel Services, Inc. is our principal subsidiary engaged in the aviation fuel services business. From August 1994 to March 1998, he served as Senior Vice President of World Fuel Services, Inc.

PAUL M. NOBEL joined us in 2005 as Senior Vice President of Finance. In June 2006, Mr. Nobel was appointed Senior Vice President and Chief Accounting Officer. From 2003 to 2005, Mr. Nobel served as Vice

President—Finance of Mayor’s Jeweler’s, Inc. From 1993 to 2003, Mr. Nobel held various positions in the Assurance and Advisory Group of Deloitte & Touche LLP, serving as senior manager during his last three years.

ROBERT S. TOCCI was appointed Chief Financial Officer on January 13, 2005 and Executive Vice President in April 1995. He served us in both capacities until June 2006. He served as President of World Fuel Services Americas, Inc. from March 2001 to January 2005. He also served as Senior Vice President and Chief Financial Officer of World Fuel from April 1988 to April 1995, and served as Treasurer from November 1988 to May 1989. Mr. Tocci’s employment with us ended in June 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock and stock units, as of April 1, 2007, by (i) each person known to us to beneficially own more than 5% of our outstanding common stock; (ii) our Chief Executive Officer, our Chief Financial Officer, our former Interim Chief Financial Officer (who remains Executive Vice President and Chief Risk and Administrative Officer), our three highest paid executive officers other than our Chief Executive Officer and former Interim Chief Financial Officer, and our former Chief Financial Officer, for whom disclosure would have been required but for the fact that he was no longer serving as an executive officer at the end of the fiscal year, or, collectively, the named executive officers, for the fiscal year ended December 31, 2006; (iii) each director and nominee for director and (iv) all the executive officers and directors as a group. Except as shown in the table, no other person is known by us to own beneficially more than 5% of our outstanding common stock. Unless otherwise stated, all shares are held with sole dispositive and voting power.

	Common Stock Beneficially Owned (2)
Name of Beneficial Owner (1)	Number of Shares of Common Stock Owned (3)(4)	Number of Shares of Common Stock from Options or SSARs Exercisable Within 60 Days (5)	Number of Shares of Common Stock Represented by Stock Units Owned (6)	Percent (2)(7)
Holding more than 5%:

FMR Corp. (8)	2,238,844			7.8%
Barclays Entities (10)	2,062,816			7.2%
Kayne Anderson Rudnick Investment Management, LLC (9)	1,709,333			6.0%
Executive officers and directors:
Paul H. Stebbins	700,485	247,628	—	3.3%
Michael J. Kasbar	592,314	413,788	—	3.5%
Ira Birns (11)	—	—	—	*
Francis X. Shea	126,105	102,893	—	*
Michael S. Clementi	47,459	—	—	*
Paul Nobel	3,250	841	—	*
Ken Bakshi	10,366	25,000	7,588	*
John R. Benbow	13,100	30,000	7,588	*
Richard A. Kassar	7,000	30,000	1,500	*
Myles Klein	21,000	30,000	1,500	*
J. Thomas Presby	100	20,000	7,588	*
Stephen K. Roddenberry	—	—	1,500	*
Jerome Sidel	24,000	30,000	1,500	*
Joachim Heel	—	—	—	*
Robert S. Tocci (12)	47,527	—	—	*
All executive officers and directors as a group (15 persons)	1,592,706	930,150	28,764	8.7%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each of the beneficial owners identified is c/o World Fuel Services Corporation, 9800 Northwest 41st Street, Suite 400, Miami Florida 33178.

(2)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of April 1, 2007 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(3)	The number of shares shown includes shares that are individually or jointly owned, shares over which the individual has either sole or shared investment or voting authority, and shares owned by members of the individual’s family that reside in the same home as the individual.

(4)	This column includes restricted stock and performance-related restricted stock that are owned by the named executive officers and have not vested. The executives may vote the restricted stock and performance-related restricted stock and receive dividends thereon, but may not transfer the shares prior to vesting. The restricted stock and performance-related restricted stock vest at various times over a period of years ending in 2011. The named executive officers own the following number of unvested restricted stock and performance-related restricted stock:

Paul H. Stebbins	77,609 shares
Michael J. Kasbar	77,609 shares
Francis X. Shea	19,135 shares
Michael S. Clementi	29,031 shares
Paul M. Nobel	3,250 shares
Robert S. Tocci	16,911 shares

All named executive officers	223,545 shares

(5)	This column reflects the number of shares that could be purchased or received pursuant to options and SSARs exercisable at April 1, 2007 or within 60 days thereafter under our share-based payment plans. The number of shares of common stock that could be obtained from SSARs is estimated by multiplying (a) the number of outstanding SSARs which can be exercised within 60 days of April 1, 2007, by (b) the difference between the price of our common stock as of April 1, 2007 and the SSAR exercise price. The named executive officers have the following number of outstanding stock options and SSARs exercisable within 60 days of April 1, 2007.

	Stock Options	SSARs
Paul H. Stebbins	200,000 shares	103,855 shares
Michael J. Kasbar	366,160 shares	103,855 shares
Francis X. Shea	100,000 shares	6,045 shares
Michael S. Clementi	— shares	— shares
Paul M. Nobel	— shares	1,666 shares

All named executive officers	666,160 shares	215,421 shares

(6)	The stock units shown in this column relate to stock grants pursuant to our Non-Employee Director Stock Deferral Plan, and RSUs granted to non-employee directors pursuant to the 2006 Omnibus Plan. See footnote 2 of the Compensation of Directors Table in Director Compensation for further information.

(7)	The percentages shown are based on 28,525,851 shares of common stock issued and outstanding on April 1, 2007, adjusted, where appropriate, for shares of stock beneficially owned, but not yet issued.

(8)	Based on information disclosed, as of February 14, 2007, in a Schedule 13G/A, as filed with the SEC, Fidelity Management & Research Company or Fidelity, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 2,238,844 shares of our outstanding common stock as a result of acting as investment adviser to various investment companies, identified as the Fidelity Funds, registered under Section 8 of the Investment Company Act of 1940. According to such Schedule 13G/A:

Edward C. Johnson 3d and FMR Corp., through its control of Fidelity and the funds, each has sole power to dispose of the 2,140,800 shares owned by the funds.

Members of the family of Edward C. Johnson 3d, Chairman of FMR Corp., are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR Corp., representing 49% of the voting power of FMR Corp. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR Corp.

Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ boards of trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

Pyramis Global Advisors, LLC or PGALLC, 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 26,644 shares of our outstanding common stock as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares.

Edward C. Johnson 3d and FMR Corp., through its control of PGALLC, each has sole dispositive power over 26,644 shares and sole power to vote or to direct the voting of 26,644 shares of common stock owned by the institutional accounts or funds advised by PGALLC as reported above.

Pyramis Global Advisors Trust Company or PGATC, 53 State Street, Boston, Massachusetts, 02109, an indirect wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, is the beneficial owner of 70,000 shares of our outstanding common stock as a result of its serving as investment manager of institutional accounts owning such shares.

Edward C. Johnson 3d and FMR Corp., through its control of Pyramis Global Advisors Trust Company, each has sole dispositive power over 70,000 shares and sole power to vote or to direct the voting of 70,000 shares of common stock owned by the institutional accounts managed by PGATC, as reported above.

Fidelity International Limited, or FIL, Pembroke Hall, 42 Crow Lane, Hamilton, Bermuda, and various foreign-based subsidiaries provide investment advisory and management services to a number of non-U.S. investment companies and certain institutional investors. FIL, which is a qualified institution under section 240.13d-1(b)(1) pursuant to an SEC No-Action letter dated October 5, 2000, is the beneficial owner of 1,400 shares of our common stock.

Partnerships controlled predominantly by members of the family of Edward C. Johnson 3d, Chairman of FMR Corp. and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. FMR Corp. and FIL are separate and independent corporate entities, and their boards of directors are generally composed of different individuals.

FMR Corp. and FIL are of the view that they are not acting as a “group” for purposes of Section 13(d) under the Exchange Act and that they are not otherwise required to attribute to each other the “beneficial ownership” of securities “beneficially owned” by the other corporation within the meaning of Rule 13d-3 promulgated under the Exchange Act. Therefore, they are of the view that the shares held by the other corporation need not be aggregated for purposes of Section 13(d). However, FMR Corp. made its filing on a voluntary basis as if all of the shares are beneficially owned by FMR Corp. and FIL on a joint basis.

(9)

Based on information disclosed, as of February 6, 2007, in a Schedule 13G, as filed with the SEC, Kayne Anderson Rudnick Investment Management, LLC or Kayne, 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067, an investment advisor registered under Section 240.13d-1(b)(1)(ii)(E), is the beneficial owner of 1,709,333 shares of our outstanding common stock as a result of acting as an investment advisor.

(10)	Based on information disclosed, as of February 1, 2007, in a Schedule 13G, as filed with the SEC, Barclays Global Investors, N.A. or BGI, 45 Fremont Street, San Francisco, CA 94105, a bank as defined in section 3(a)(6) of the Exchange Act, is the beneficial owner of 1,269,473 shares of our outstanding common stock; Barclays Global Fund Advisors or BGFA, 45 Fremont Street, San Francisco, CA 94105, an investment advisor registered under Section 240.13d-1(b)(1)(ii)(E), is the beneficial owner of 775,296 shares of our outstanding common stock; and Barclays Global Investors, Ltd. or BGI Ltd, a bank as defined in section 3(a)(6) of the Exchange Act, is the beneficial owner of 18,047 of our outstanding common stock. These three entities, identified as the Barclays Entities, are considered a ‘group’ by the SEC and, collectively the Barclays Entities are the beneficial owners of 2,062,816 shares of our outstanding common stock.

(11)	Mr. Birns assumed the duties as Executive Vice President and Chief Financial Officer on April 16, 2007.

(12)	Since Mr. Tocci’s employment with us ended on June 14, 2006, the number of shares of common stock owned is based on information disclosed as of June 21, 2006, in a Form 4 filed by Mr. Tocci with the SEC and is adjusted for the forfeiture of 12,120 shares of unvested performance-related restricted stock in connection with Mr. Tocci’s separation from the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC reports of ownership and changes in ownership of our common stock and other equity securities. Based solely on a review of such reports that were filed with the SEC during 2006, all filings required of directors and executive officers and persons who own more than 10% of our common stock were made on a timely basis, except that (i) Myles Klein inadvertently failed to timely file a Form 4 to report his contribution of common stock to a revocable trust, which was reported in a Form 4 in May 2006; (ii) Paul Stebbins inadvertently failed to timely file a Form 4 to report his exercise of stock options and disposition of common stock, which was reported in a Form 4 in July 2006; and (iii) Robert Tocci inadvertently failed to timely file a Form 4 to report the forfeiture of restricted common stock and stock appreciation rights, which was reported in a Form 4 in June 2006.

COMPENSATION OF EXECUTIVE OFFICERS

The following Discussion and Analysis contains statements regarding future individual and company performance milestones and goals. These milestones and goals are disclosed in the limited context of our executive compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.

Compensation Discussion and Analysis

The compensation committee of our board determines the compensation for our executive officers and oversees the administration of our executive compensation programs. The compensation committee is comprised entirely of independent directors and is advised by an independent consultant retained by the compensation committee.

Executive Compensation Philosophy

The compensation committee has designed our executive compensation programs based on the following principles:

•

Our compensation programs should be effective in attracting, motivating, rewarding and retaining the exceptional management talent that is required to achieve above average corporate growth and profitability.

•	Our executive compensation programs should promote the alignment of the interests of management with those of our shareholders, and be reasonable relative to the level of shareholder value created.

•	Our executive compensation programs should be strongly linked to continuous improvement in our performance and increases in shareholder value.

•

Since there are no comparable publicly-held companies against which to accurately measure our performance and executive compensation, our executive compensation programs should be based upon our performance, rather than performance measurement in relation to any peer group.

•	Because high variability in business conditions makes it difficult to choose and set long-term performance goals, our performance should be measured and rewarded primarily over annual periods.

•	Our executive compensation programs should be simple and easy for both executives and shareholders to understand and for the compensation committee to administer.

Executive Compensation Administration

The compensation committee reviews executive compensation to ensure it reflects our executive compensation philosophy. The compensation committee establishes and approves all elements of compensation for our Chief Executive Officer and our Chief Operating Officer after careful consideration of all appropriate factors. The compensation committee also reviews and approves the compensation of other executive officers (including the other named executive officers) based upon recommendations of the Chief Executive Officer and Chief Operating Officer. The Chief Executive Officer and the Chief Operating Officer make recommendations on compensation actions for the other executive officers according to the same philosophy and objectives the compensation committee has adopted. The compensation committee has engaged Independent Compensation Committee Adviser, LLC, an independent compensation consultant, to provide ongoing advice to the compensation committee with respect to our compensation programs for our named executive officers. Independent Compensation Committee Adviser, LLC does not provide services to management.

Components of our Executive Compensation Program

In 2006, our executive compensation program for our named executive officers consisted of the following five elements:

(1)	base salary;

(2)	annual incentive bonus;

(3)	equity based awards comprised of (a) performance-related restricted stock awards and (b) performance-related stock-settled stock appreciation right, or performance-related SSAR, awards;

(4)	benefits; and

(5)	perquisites.

Although we do not have a formal policy for a specific allocation between current and long-term compensation, or cash and non-cash compensation, the compensation committee reviews pay mix for executive officers to ensure that it provides an appropriate balance of annual and long-term incentives and rewards, and promotes executive retention and shareholder alignment. The annual cash bonuses are performance based, and, with the exception of Mr. Nobel, the base salaries of the executives represent in the range of 30% to 40% of the maximum cash compensation that each executive can earn if maximum performance targets are achieved. As a result, the compensation committee believes that the cash bonus awards provide significant incentives and appropriate rewards for executives achieving substantial year over year earnings growth. Long-term compensation takes the form of non-cash, equity awards, and also is performance-based, in that the equity awards only vest if executive officers succeed in returning significant increases in net after-tax earnings or in the case of certain equity awards, earnings per share, during the relevant performance period. This performance-based compensation also serves to align the interests of executive officers with our shareholders. Additionally, long-term compensation serves as a retention tool, helping to increase the likelihood that top performers will remain with us long-term.

Because there are very few companies against which to compare our performance and executive compensation with any precision, we do not base our compensation decisions on the compensation practices of a particular peer group. When making compensation decisions, the compensation committee does compare our compensation information with compensation data of other public companies of similar size and complexity in order to satisfy itself that our executive compensation programs are competitive and reasonable relative to market conditions. The compensation committee also considers the relationship between the total direct compensation payable to our named executive officers and our Company’s net income.

The following sections describe the various individual components of our executive compensation program, including its objectives, structure and operation, and other information specific to 2006 payments, awards and pay actions.

Base Salary

Each named executive officer is paid a base salary that is reviewed annually by the compensation committee. The base salaries of Messrs. Stebbins, Kasbar, Shea and Clementi were last adjusted by the compensation committee on March 21, 2006, effective as of January 1, 2006, at which time their base salaries were increased to the levels indicated in the Summary Compensation Table, on page 29. These increases represented the first increases in the base salaries for Messrs. Stebbins, Kasbar, Shea and Clementi since 2002, and represented increases of 9.5%, 9.5%, 12.1% and 11.8%, respectively. In June 2006, Mr. Nobel’s base salary was increased from $195,000 to $240,000 in connection with his being promoted to the position of Chief Accounting Officer. In March 2007, Mr. Nobel’s base salary was increased to $250,000.

Annual Incentive Bonus

The committee pays annual performance bonuses to our named executive officers (other than Mr. Nobel) under our 2003 Executive Incentive Plan, or EIP. The EIP was adopted by the board and approved by our shareholders in 2003. The purpose of the EIP is to motivate and reward our senior executives by providing those executives with incentive compensation opportunities tied to the achievement of pre-established and objective performance criteria. The EIP is administered by the compensation committee.

The compensation committee set performance goals for 2006 annual incentive bonuses under the EIP based on the achievement in 2006 of specified levels of growth in our net after-tax income as compared with our 2005 net after-tax income. The compensation committee used this performance measure because it believes that growth in our earnings is fundamental to creating shareholder value. The compensation committee did, however, retain the discretion to reduce the annual bonuses earned in 2006, and did consider our Company’s total shareholder return for the year in making that determination.

For 2006, the bonus percentages that could have been earned by the named executive officers based upon the threshold, target and maximum milestones for the percentage growth in our net after-tax income were as follows:

Bonus as a Percentage of Base Salary

	Growth in Net After-Tax Income(1)
Executive	Threshold	Target	Maximum
Paul H. Stebbins Chairman of the Board and Chief Executive Officer	15%	100%	225%

Michael J. Kasbar Director, President and Chief Operating Officer	15%	100%	225%

Francis X. Shea Executive Vice President, Chief Risk and Administrative Officer and Former Interim Chief Financial Officer	15%	60%	150%

Michael S. Clementi President of World Fuel Services, Inc.	15%	80%	200%

Robert S. Tocci Former Executive Vice President and Chief Financial Officer	15%	80%	200%

(1)	In the event that growth in after-tax net income fell between the threshold and target milestones, or between the target and maximum milestones, then the bonus percentage would have been a percentage based upon metrics established by the compensation committee. No bonus would have been earned if growth in net after-tax income was below the threshold.

Our net after-tax income for 2006 was 61.4% higher than our 2005 net after-tax income, which exceeded the maximum milestones. As a result, each of our named executive officers (other than Mr. Nobel) earned the maximum bonus shown in the chart above. Those bonuses are reflected in third column of the Summary Compensation Table at page 29. Additional information regarding the 2006 bonuses can be found in the Grant of Plan-Based Awards Table on page 32 and the related footnotes.

For 2006, Mr. Nobel received a discretionary bonus equal to his target bonus of $90,000, based upon his overall performance for the year.

Equity-Based Awards

The compensation committee makes equity awards to our named executive officers and others pursuant to our 2006 Omnibus Plan, which was approved by our board and our shareholders in 2006. The purposes of the Omnibus Plan are to: (1) attract and retain persons eligible to participate in the plan; (2) motivate participants, by means of appropriate incentives, to achieve long-range goals, (3) provide competitive incentive compensation opportunities, and (4) further align participants’ interests with those of our shareholders through compensation that is based on our common stock; and thereby promote our long-term financial interest and the interests of our subsidiaries, including the growth in value of our equity and the enhancement of long-term shareholder return.

The compensation committee believes that our stock price is a good indicator of our success in creating shareholder value over the long-term. Accordingly, the committee believes that equity awards are appropriate long-term incentive compensation vehicles for our senior executive officers. The compensation committee also believes that equity-based awards should have multi-year vesting periods that promote retention of our senior executive officers and provide further long-term incentives for creating shareholder value.

Because there are many extraneous factors that can affect our performance, it is difficult to choose and set long-term performance goals. Accordingly, although all our equity based awards under the Omnibus Plan have long-term vesting requirements, the awards are earned primarily on the basis of achievement of annual performance goals.

In 2006, the named executive officers were awarded grants of performance-related SSARs and performance-related restricted stock.

SSAR Awards

SSARs are rights pursuant to which the recipient receives, upon exercise of the SSAR, a number of shares of our common stock equal in value, on the date on which the SSAR is exercised, to the amount by which the fair market value of a share on the exercise date exceeds the fair market value of a share on the date the SSAR was granted, which we refer to as the “grant date”.

An SSAR, like a stock option, becomes valuable only if our common stock price increases above its value on the grant date and the holder remains employed during the period over which the SSARs “vest”. This provides an incentive for the holder of an SSAR to remain employed by us throughout the vesting period. In addition, SSARs link a portion of an employee’s compensation to shareholders’ interests by providing an incentive to build long-term value, which in turn should result in increases in the market price of our stock.

Two key differences between an SSAR and a stock option are that (1) the recipient is not required to pay an exercise price (thereby avoiding the need for a cashless exercise program through a third party brokerage firm or otherwise), and (2) an SSAR results in our issuance of fewer shares to the recipient than an option (and thus reduces shareholder dilution) since the recipient of an SSAR does not purchase shares through payment of an exercise price.

Restricted Stock Awards

Restricted Stock awards are shares of our common stock that are awarded subject to certain service and/or performance requirements. The purpose of granting restricted stock awards is to encourage ownership that will result in business decisions that build long-term shareholder value and, thus, stock price appreciation, and encourage retention of our named executive officers. Recipients of restricted stock awards are permitted to vote the shares covered by such awards and to receive cash dividends with respect thereto to the same extent as ordinary shareholders. On March 14, 2007, the compensation committee determined that cash dividends on future restricted stock awards would be held until the awards vest, at which time the dividends would be paid.

2006 Equity-Based Awards

We have experienced outstanding growth in both EPS and net after-tax earnings, and thus excellent stock price appreciation, in recent years. As a result, in 2006, we awarded our named executive officers multi-year equity-based awards consisting of performance-related SSARs and performance-related restricted stock that are earned and vest over three and five years, respectively. These grants are intended to serve as the equity component of the compensation of those named executive officers (other than Mr. Nobel) for at least the years 2006 through 2008. We did this to promote retention of those named executive officers and to motivate them to produce sustained shareholder value over the long-term.

The performance-related restricted stock grants made to each named executive officer in 2006 provide that a maximum of 20% of the awarded performance-related restricted stock may be earned during each of the five calendar years during the performance period from January 1, 2006 through December 31, 2010, based upon the achievement of specified targets in growth in our net after-tax income for that year. The compensation committee set the earnings goals for the performance-related restricted stock based on growth in after-tax earnings because achieving sustained earnings growth is fundamental to creating shareholder value.

The shares of performance-related restricted stock granted in 2006 that are earned each year will not vest unless the executive continues to be employed by us through the date in 2011 on which our 2011 financial statements are certified by our external auditor. This five year cliff vesting schedule is designed to help retain our key executives. Shares which are not earned in a particular year are forfeited. Additional information regarding these awards can be found in the Grants of Plan-Based Awards Table on page 32 and the related footnotes.

The SSARs granted in 2006 to our named executive officers are subject to satisfaction of performance criteria over a three year performance period from January 1, 2006 through December 31, 2008. The performance criteria used to determine vesting of the performance-related SSARs is the compound average annual growth rate, or CAGR, in earnings per share, or EPS, over the three year performance period. The compensation committee selected this criteria (instead of using CAGR in net after-tax income for this purpose) in order to provide management with appropriate incentives to balance the objectives of maximizing earnings with a minimum of dilution.

The performance-related SSARs granted in 2006 that are earned will not vest unless the executive continues to be employed by us through the date in 2009 which our 2008 financial statements are certified by our external auditor. This three-year cliff vesting schedule is designed to help retain our key executives. The performance-related SSARs will expire unless they are exercised within five years after they are granted (two years after the three-year performance period). Additional information regarding these awards can be found in the Grants of Plan-Based Awards Table on page 32 and the related footnotes.

At the time the compensation committee approved the 2006 equity-based awards, there were not enough shares available under our 2001 Omnibus Plan to satisfy those awards. As a result, the compensation committee deferred granting a portion of the performance-related SSAR and performance-related restricted stock awards to Messrs. Stebbins and Kasbar until our shareholders approved the Omnibus Plan, which provided for an additional number of shares available for equity-based awards. At its June 20, 2006 meeting, our shareholders approved the Omnibus Plan and as a result, on the same date, the remaining 2006 grants were made to Messrs. Stebbins and Kasbar.

The compensation committee permitted each of the named executive officers (other than Mr. Nobel) to make an up-front election to convert up to 50% of the performance-related restricted stock awards they received for 2006 into performance-related SSARs at a ratio of three performance-related SSARs for each converted performance-related restricted stock award. The committee believed that providing this limited flexibility helped to ensure management’s acceptance of the program, without compromising the appropriateness of its incentives and rewards (and without increasing our compensation costs). Each of those officers elected to convert 50% of their 2006 performance-related restricted stock awards into performance-related SSARs.

The conversion price of the performance-related SSARs granted to our named executive officers on March 21, 2006 was equal to the closing price of a share of our common stock on the New York Stock Exchange on the date of grant, in accordance with the 2001 Omnibus Plan. In accordance with the 2006 Omnibus Plan, the conversion price of the performance-related stock awards to Messrs. Stebbins and Kasbar which were deferred until June 20, 2006 was equal to the closing price of a share of our common stock on the NYSE on June 19, 2006, the trading day prior to the date on which the performance-related SSARs were granted. Those conversion prices are shown in the Grants of Plan-Based Awards Table on page 32. Additional information on these grants, and the 2006 performance-related restricted stock grants, is shown in the Grants of Plan-Based Awards Table on page 32.

Benefits and Perquisites

In keeping with a philosophy that senior executive compensation should be variable with corporate performance, the compensation committee provides only limited benefits and perquisites to our executives. However, we do provide a limited number of standard benefits and perquisites as described below to our executive officers in order for us to be successful in attracting and retaining executives in a competitive marketplace. The total amount of benefits and perquisites provided to the named executive officers during 2006 was only a small percentage of each executive officer’s total compensation. These amounts are included in the second to last column of the Summary Compensation Table at page 29 under “All Other Compensation” and related footnotes and more precisely described in the All Other Compensation Table on page 31.

Retirement and Deferred Compensation Plan

We maintain the World Fuel Services Corporation 401(k) Profit Sharing Plan, or our 401(k) Plan, to enable eligible employees to save for retirement through a tax-advantaged combination of elective employee contributions and our matching contributions, and provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options. The 401(k) Plan allows eligible employees to elect to contribute a percentage of their eligible compensation to an investment trust on a pre-tax basis, up to the maximum dollar amounts permitted by law. In 2006, the maximum employee elective contribution to the 401(k) Plan was $15,000, plus an additional $5,000 for employees who were at least 50 years old in 2006. Eligible compensation generally means all wages, salaries and fees for services from us. Matching contributions under the 401(k) Plan are discretionary. For 2006, we matched 25% of the first 4% of eligible compensation that each eligible participant elected to contribute to the 401(k) Plan on his or her behalf. The portion of an employee’s account under the 401(k) Plan that is attributable to matching contributions vests immediately. The amounts of our matching contributions under the 401(k) Plan for 2006 for each of the named executive officers is included in the All Other Compensation Table on page 31.

We do not maintain any non-qualified deferred compensation plan or supplemental executive retirement plan for our named executive officers. The employment agreements for Messrs. Stebbins and Kasbar provide, however, that any bonuses payable to either of them that would not be deductible under Section 162(m) for the year earned will be deferred until a fiscal year in which it would be deductible. Payment of the deferred bonus is to be made in all events in the year in which the executive’s employment terminates or the employment agreement expires. Any amount deferred in this manner is to be credited with interest at the prime rate as published in the Wall Street Journal. A portion of the bonus for the fiscal year ended March 31, 2002 earned by Messrs. Stebbins and Kasbar, equal to $12,000 and $109,375, respectively, was deferred pursuant to those provisions of their employment agreements and remains unpaid.

Other Benefits and Perquisites

Our named executive officers are eligible for the same health and welfare benefits as are available to all our eligible employees during active employment. These benefits include medical, dental, vision, short-term and long-term disability and up to $50,000 of term life insurance coverage. We pay the entire cost of coverage for medical, short-term disability and term life insurance for the named executive officers and their covered dependents.

In 2006, each named executive officer (other than Mr. Nobel) received a car allowance. Effective, January 1, 2007, Messrs. Stebbins, Kasbar and Shea no longer receive a car allowance.

Messrs. Stebbins, Kasbar, Shea and Clementi are also provided with a country club membership to be used for business entertainment purposes and to facilitate business meetings.

Termination of Employment and Change in Control Agreements

As described in greater detail in “Termination of Employment and Change in Control” on pages 38 through 41, our employment agreements with each of Messrs. Stebbins, Kasbar and Nobel, and the Severance Agreement

for Mr. Birns, provide for the payment of certain compensation and benefits in the event of the termination of that executive’s employment, the amount of which varies depending upon the reason for such termination. The compensation committee currently is reviewing the essential terms of the termination provisions in the employment agreements for Messrs. Stebbins and Kasbar for consistency with current market standards and emerging governance trends.

Equity Grant Practices

All grants of equity awards to executive officers are approved by the compensation committee at a compensation committee meeting and not by written consent. The exercise price for each stock option and the conversion price for each SSAR must be set at or above fair market value of a share of our common stock on the NYSE on the most recent business day prior to the date of grant. This is done so that the compensation committee knows what the exercise price or conversion price is when the stock option or SSAR is awarded. Under the terms of the Omnibus Plan we are not permitted to cancel outstanding stock options or SSARs for the purpose of repricing or otherwise replacing or re-granting such options or SSARs with an exercise or conversion price that is less than the exercise or conversion price of the original stock option or SSAR without shareholder consent.

We do not have a program, plan or practice of timing equity award grants in order to benefit our executive officers or in coordination with the release of material non-public information.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, precludes public companies from taking a federal income tax deduction for compensation in excess of $1,000,000 paid to any of our named executive officers unless certain specific and detailed criteria are met. One of these requirements is that the compensation be “performance based” under a plan approved by our shareholders.

Annual bonuses under our 2003 Executive Incentive Plan, and stock-based awards under our Omnibus Plan may be granted in a manner so that they will qualify for the “performance-based” exception to Section 162(m). We expect that the annual bonuses and stock bonus awards made under those plans will qualify for that exception.

We believe, however, that preserving flexibility in awarding compensation is in our best interest and that of our shareholders. We therefore may determine, in light of applicable circumstances, to award certain compensation in the future in a manner that will not preserve the deductibility of such compensation under Section 162(m).

Accounting for Share-Based Compensation

Before granting stock-based compensation awards, the compensation committee considers the accounting impact of the award as structured and under various other scenarios in order to analyze the expected impact of the award.

Stock Ownership Guidelines and Requirements

Prior to 2006, the compensation committee had approved certain executive stock ownership requirements and as of December 31, 2005 all of the named executive officers were in compliance with those requirements. Beginning in 2005, all of our equity awards to executive officers required that 50% of any shares acquired pursuant to the award (net of any shares that would need to be sold to satisfy any applicable income and employment taxes relating to the award), be retained for five years after the shares are issued (or until termination of employment, if earlier). In light of the 2006 multi-year award, and the share holding requirement adopted in 2005, the compensation committee decided that the stock ownership requirements no longer were necessary and that they therefore should be eliminated.

Compensation Committee Report on 2006 Executive Compensation

The compensation committee is responsible for establishing and administering the executive compensation programs of the Company. The compensation committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the compensation committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

John R. Benbow, Chairman

Ken Bakshi, Member

Jerome Sidel, Member

Stephen K. Roddenberry, Member

Compensation Committee Interlocks

During the 2006 fiscal year, none of the members of the Compensation Committee were employed by us and there were no “Compensation Committee Interlocks.”

Summary Compensation Table

The following table summarizes the “total compensation” of our named executive officers for the fiscal year ended December 31, 2006. Our current Chief Financial Officer was not employed by us in 2006 and, as such, had no compensation for us to report in 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)		Option Awards(2)		Non-Equity Incentive Plan Compensation(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)	All Other Compensation(5)		Total
Paul H. Stebbins	2006	$575,000	$—	$440,487		$1,431,628		$1,293,750		$1,193	$45,358		$3,787,416
Chairman and Chief Executive Officer
Michael J. Kasbar	2006	$575,000	$—	$440,487		$1,431,628		$1,293,750		$10,816	$43,592		$3,795,273
President and Chief Operating Officer
Francis X. Shea	2006	$325,000	$—	$128,064		$206,877		$488,000		$—	$26,415		$1,174,356
Executive Vice President, Chief Risk Administrative Officer and Former Interim Chief Financial Officer
Michael S. Clementi	2006	$475,000	$—	$249,049		$273,879		$950,000		$—	$37,721		$1,985,649
President of World Fuel Services, Inc.
Paul M. Nobel	2006	$219,375	$90,000	$6,021		$20,255		$—		$—	$16,845		$352,496
Senior Vice President and Chief Accounting Officer
Robert S. Tocci (6)	2006	$217,708	$—	$303,645	(7)	$15,526	(7)	$435,417	(6)	$—	$954,278	(6)	$1,926,575
Former Executive Vice President, Chief Financial Officer

(1)	The amounts shown in this column do not represent the value of awards made in 2006, but rather the compensation cost recognized by the Company during 2006 relating to restricted stock and performance-related restricted stock awards granted in and prior to 2006. Compensation cost is recognized for financial reporting purposes over the applicable performance period or the period in which the executive is required to provide service in exchange for the award (generally the vesting period). Assumptions used in the calculation of these amounts are included in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.

(2)	The amounts shown in this column do not represent the value of awards made in 2006, but rather the compensation cost recognized by the Company during 2006 relating to stock options, SSARs and performance-related SSARs granted in and prior to 2006. Compensation cost is recognized for financial reporting purposes over the applicable performance period or the period in which the executive is required to provide service in exchange for the award (generally the vesting period). Assumptions used in the calculation of these amounts are included in Note 4 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006.
(3)	The amounts shown in this column represent each named executive officer’s 2006 annual incentive bonus under the EIP. These amounts were earned in fiscal year 2006, but paid in 2007. See Grants of Plan-Based Awards Table for more information on these awards.

(4)	The amounts shown in this column represent interest earned on deferred compensation for Messrs. Stebbins and Kasbar. The amount exceeding 120% of the applicable federal long-term rate, as published by the Internal Revenue Service, was $329 for Mr. Stebbins and $2,987 for Mr. Kasbar.

(5)	The amounts shown in this column represent cash auto allowances, group insurance benefits, club memberships dues, matching contributions paid to our 401(k) plan and dividends paid on non-vested restricted stock and performance-related restricted stock in each case paid to or on behalf of the named executive officers, as well as severance benefits paid or payable to Mr. Tocci. See the All Other Compensation Table below for more detail.

(6)

Mr. Tocci served as Executive Vice President and Chief Financial Officer for us until his departure in June 2006. In connection with the terms of the separation agreement with Mr. Tocci, we will pay an aggregate cash severance benefit of $1,373,021 at various specified times over a period of two years. Included in the aggregate cash severance benefit was a pro-rated portion of Mr. Tocci’s 2006 annual incentive bonus which Mr. Tocci would have earned had he remained employed for the full fiscal year, which amounted to $435,417 and is shown in the “Non-Equity Incentive Plan Compensation” column. The remaining cash severance benefits of $937,604 are included in the “All Other Compensation” column.

(7)	In connection with the June 2006 Separation Agreement with Mr. Tocci, all outstanding awards granted in and prior to 2005 continued to vest in accordance with the grants’ original vesting terms. In accordance with SFAS No. 123(R), the remaining unamortized compensation cost of these awards was immediately recognized for financial statement reporting purposes at the date of separation. Regarding the 2006 performance-related restricted stock and performance-related stock-settled stock appreciation rights awards granted to Mr. Tocci, these awards were forfeited and cancelled. Accordingly, these amounts include forfeiture credits that partially offset the compensation cost recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006.

The following All Other Compensation Table describes each component of All Other Compensation as described in the All Other Compensation column of the Summary Compensation Table for our named executive officers for the fiscal year ended December 31, 2006.

ALL OTHER COMPENSATION TABLE

Name and Principal Position	Year	Auto Allowance	Insurance(1)	Club Memberships(1)	Company Matching of 401(k)(1)	Dividends on Non-Vested Restricted Stock(1)	Severance(2)	Total
Paul H. Stebbins Chairman and Chief Executive Officer	2006	$12,000	$15,841	$2,568	$2,996	$11,953	$—	$45,358

Michael J. Kasbar President and Chief Operating Officer	2006	$12,000	$15,952	$2,568	$1,119	$11,953	$—	$43,592

Francis X. Shea Executive Vice President, Chief Risk Administrative Officer and Former Interim Chief Financial Officer	2006	$6,000	$16,235	$—	$1,069	$3,111	$—	$26,415

Michael S. Clementi President of World Fuel Services, Inc.	2006	$9,000	$14,702	$2,568	$3,630	$7,821	$—	$37,721

Paul M. Nobel Senior Vice President and Chief Accounting Officer	2006	$—	$15,445	$—	$1,306	$94	$—	$16,845

Robert S. Tocci (3) Former Executive Vice President, Chief Financial Officer	2006	$4,125	$6,927	$1,177	$1,002	$3,443	$937,604	$954,278

(1)	The amounts shown in this column represent the dollar value of this benefit to or on behalf of the named executive officer.

(2)	The amount shown in this column represents the cash severance benefits paid to Mr. Tocci in 2006 pursuant to his separation agreement with us.

(3)	Mr. Tocci served as Executive Vice President and Chief Financial Officer for us until his departure in June 2006.

Grants of Plan-Based Awards

The following Grants of Plan Based Awards Table provides additional information about stock and option awards and equity and non-equity incentive plan awards granted to our named executive officers during the year ended December 31, 2006.

GRANTS OF PLAN-BASED AWARDS TABLE

	Grant Date	Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)						Exercise or Base Price of Option Awards (per Share)(3)	Estimated Grant Date Fair Value of Stock and Option Awards(4)
Name			Threshold	Target	Maximum	Threshold (#)		Target (#)		Maximum (#)
Paul H. Stebbins	n/a	03/21/06	$86,250	$575,000	$1,293,750							n/a	n/a
Chairman and Chief	03/21/06	03/21/06				1,975	(5)	4,413	(5)	6,855	(5)	n/a	$238,760
Executive Officer	06/20/06	03/21/06				1,975	(6)	4,413	(6)	6,855	(6)	n/a	$290,995
	06/20/06	03/21/06				1,975	(7)	4,413	(7)	6,855	(7)	n/a	$290,995
	06/20/06	03/21/06				1,975	(8)	4,413	(8)	6,855	(8)	n/a	$290,995
	06/20/06	03/21/06				1,975	(9)	4,413	(9)	6,855	(9)	n/a	$290,995
	03/21/06	03/21/06				99,934	(10)	153,231	(10)	200,000	(10)	$34.83	$2,292,000
	06/20/06	03/21/06				54,191	(10)	83,094	(10)	108,455	(10)	$42.45	$1,572,598

Michael J. Kasbar	n/a	03/21/06	$86,250	$575,000	$1,293,750							n/a	n/a
President and Chief	03/21/06	03/21/06				1,975	(5)	4,413	(5)	6,855	(5)	n/a	$238,760
Operating Officer	06/20/06	03/21/06				1,975	(6)	4,413	(6)	6,855	(6)	n/a	$290,995
	06/20/06	03/21/06				1,975	(7)	4,413	(7)	6,855	(7)	n/a	$290,995
	06/20/06	03/21/06				1,975	(8)	4,413	(8)	6,855	(8)	n/a	$290,995
	06/20/06	03/21/06				1,975	(9)	4,413	(9)	6,855	(9)	n/a	$290,995
	03/21/06	03/21/06				99,934	(10)	153,231	(10)	200,000	(10)	$34.83	$2,292,000
	06/20/06	03/21/06				54,191	(10)	83,094	(10)	108,455	(10)	$42.45	$1,572,598

Frank X. Shea	n/a	03/21/06	$49,000	$195,000	$488,000							n/a	n/a
Executive Vice	03/21/06	03/21/06				325	(5)	730	(5)	1,136	(5)	n/a	$39,567
President, Chief	03/21/06	03/21/06				325	(6)	730	(6)	1,136	(6)	n/a	$39,567
Risk Administrative	03/21/06	03/21/06				325	(7)	730	(7)	1,136	(7)	n/a	$39,567
Officer and Former	03/21/06	03/21/06				325	(8)	730	(8)	1,136	(8)	n/a	$39,567
Interim Chief	03/21/06	03/21/06				325	(9)	730	(9)	1,136	(9)	n/a	$39,567
Financial Officer	03/21/06	03/21/06				25,500	(10)	39,100	(10)	51,136	(10)	$34.83	$586,019

Michael S. Clementi	n/a	03/21/06	$71,250	$475,000	$950,000							n/a	n/a
President of World	03/21/06	03/21/06				700	(5)	1,563	(5)	2,424	(5)	n/a	$84,428
Fuel Services, Inc.	03/21/06	03/21/06				700	(6)	1,563	(6)	2,424	(6)	n/a	$84,428
	03/21/06	03/21/06				700	(7)	1,563	(7)	2,424	(7)	n/a	$84,428
	03/21/06	03/21/06				700	(8)	1,563	(8)	2,424	(8)	n/a	$84,428
	03/21/06	03/21/06				700	(9)	1,563	(9)	2,424	(9)	n/a	$84,428
	03/21/06	03/21/06				54,545	(10)	83,635	(10)	109,089	(10)	$34.83	$988,346

GRANTS OF PLAN-BASED AWARDS TABLE, Continued

	Grant Date	Committee Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)						Exercise or Base Price of Option Awards (per Share)(3)	Estimated Grant Date Fair Value of Stock and Option Awards(4)
Name			Threshold	Target	Maximum	Threshold (#)		Target (#)		Maximum (#)
Paul M. Nobel	06/22/06	06/22/06	—	—	—	125	(5)	188	(5)	250	(5)	n/a	$10,825
Senior Vice President	06/22/06	06/22/06				125	(6)	188	(6)	250	(6)	n/a	$10,825
and Chief	06/22/06	06/22/06				125	(7)	188	(7)	250	(7)	n/a	$10,825
Accounting Officer	06/22/06	06/22/06				125	(8)	188	(8)	250	(8)	n/a	$10,825
	06/22/06	06/22/06				125	(9)	188	(9)	250	(9)	n/a	$10,825
	06/22/06	06/22/06				1,875	(10)	2,813	(10)	3,750	(10)	$43.30	$45,338

Robert S. Tocci (11)	03/21/06	03/21/06	$71,250	$475,000	$950,000	700	(5)(11)	1,563	(5)(11)	2,424	(5)(11)	n/a	$84,428
Former Executive	03/21/06	03/21/06				2,800	(11)	6,252	(10)	9,696	(11)	n/a	$337,712
Vice President,						54,545	(11)	83,635	(11)	109,089	(11)	$34.83	$988,346
Chief Financial
Officer

(1)	The amounts shown reflect grants of 2006 annual incentive awards under the EIP. The performance goals were approved by our compensation committee in March 2006. These goals provide for annual incentive awards equal to a percentage of each applicable named executive officer’s 2006 base salary if certain net after-tax income growth milestones were achieved for the year ended December 31, 2006. For 2006, the net after-tax income growth threshold, target and maximum milestones for the payment of annual incentive awards were established at 5%, 11.5% and 21%, respectively. No award would have been paid for net after-tax income growth below 5%. For 2006, the percentage of salary paid as an annual incentive award for threshold performance was 15% for Messrs. Stebbins, Kasbar, Shea, Clementi and Tocci. For 2006, the percentages of salary paid as an award for target performance were 100% for Messrs. Stebbins and Kasbar, 80% for Messrs. Clementi and Tocci; and 60% for Mr. Shea. For 2006, the percentages of salary paid as an award for the maximum amount were: 225% for Messrs. Stebbins and Kasbar; 200% for Messrs. Clementi and Tocci; and 150% for Mr. Shea. Growth of net after-tax income in excess of 21% would not have resulted in annual incentive awards larger than the maximum level. Annual incentive awards would have been a prorated percentage based upon metrics established by the compensation committee for net after-tax income growth that fell between the identified milestones. Based on the results for the year ended December 31, 2006, the maximum amount of annual incentive awards were earned by Messrs. Stebbins, Kasbar, Shea and Clementi for 2006 and would have been earned by Mr. Tocci, but for the agreement discussed in footnote 11 below. Mr. Nobel’s bonus for 2006 was discretionary and not under the EIP.

(2)	The amounts shown reflect performance awards granted under our shared-based payment plans. The March 2006 grants were made under the 2001 Omnibus Plan and the June 2006 grants were made under the 2006 Omnibus Plan.

(3)	The amounts shown reflect the conversion price of SSARs which was based on 100% of the fair market value of a share of common stock on the date of grant. The March 2006 grants were made under the 2001 Omnibus Plan, and fair market value as of that date is defined to be the closing sales price of our common stock on that date on the principal exchange or market on which the Stock is then listed or admitted to trading. The June 2006 grants were made under the 2006 Omnibus Plan, and fair market value as of that date is defined to be the closing sales price of our common stock on the immediately preceding trading day on the principal exchange or market on which the Stock is then listed or admitted to trading.

(4)	The amounts shown in this column represent the estimated fair value of the share-based payment awards on the date of grant computed in accordance with Statement of Financial Accounting Standards No. 123(R). For a discussion of valuation assumptions, see Note 4 to our consolidated financial statements included in our 2006 Annual Report.

(5)	The amounts shown reflect performance-related restricted stock grants which could have been earned based on achieving specified annual growth goals of net after-tax income for the year ended December 31, 2006. No shares of performance-related restricted stock would have been earned for net after-tax income growth below 11.5%. The amount shown in the “threshold” column represents the number of shares of performance-related restricted stock earned if only the minimum level of net after-tax income growth (11.5%) for the earning of performance-related restricted stock was attained. The amount shown in the “target” column represents the number of shares of performance-related restricted stock earned if the target level of net after-tax income growth ((16.5%) for all named executive officers except Mr. Nobel (and 16.25% for Mr. Nobel)). The amount shown in the “maximum” column represents the number of shares of performance-related restricted stock earned if the maximum level of net after-tax income growth (21%) for the earning of performance-related restricted stock was attained. Growth of net after-tax income in excess of 21% would not have resulted in the earning of any further performance-related restricted stock. Performance-related restricted stock earned would have been prorated based upon metrics established by the compensation committee for net after-tax income growth that fell between the identified milestones. Based on the results for the year ended December 31, 2006, the maximum number of shares of performance-related restricted stock that could be earned for 2006 were earned by Messrs. Stebbins, Kasbar, Shea and Clementi and would have been earned by Mr. Tocci, but for the agreement discussed in footnote 11 below. These awards will vest the later of (i) the date after December 31, 2010 on which the compensation committee certifies in writing, based upon our audited financial statements, the extent to which the requisite performance targets have been achieved or (ii) March 21, 2011.

(6)	Performance-related restricted stock grants which may be earned based on achieving specified annual growth milestones in net after-tax income for the year ended December 31, 2007. See footnote 5 for a discussion of “threshold,” “target,” and “maximum,” columns, as well as potential vesting dates.

(7)	Performance-related restricted stock grants which may be earned based on achieving specified annual growth milestones in net after-tax income for the year ended December 31, 2008. See footnote 5 for a discussion of “threshold,” “target,” and “maximum,” columns, as well as potential vesting dates.

(8)	Performance-related restricted stock grants which may be earned based on achieving specified annual growth milestones in net after-tax income for the year ended December 31, 2009. See footnote 5 for a discussion of “threshold,” “target,” and “maximum,” columns, as well as potential vesting dates.

(9)	Performance-related restricted stock grants which may be earned based on achieving specified annual growth milestones in net after-tax income for the year ended December 31, 2010. See footnote 5 for a discussion of “threshold,” “target,” and “maximum,” columns, as well as potential vesting dates.

(10)	The amounts shown reflect performance-related SSARs which may be earned based on achieving specified compound average annual growth targets of earnings per share during the three-year period commencing January 1, 2006. The amount shown in the “threshold” column represents the number of performance-related SSARs that would be earned if only the threshold level of compound average earnings per share growth (7.5%) is attained over the three-year period. The amount shown in the “target” column represents the number of performance-related SSARs that would be earned if the target level of compound average annual earnings per share growth ((11.5%) for all named executive officers except Mr. Nobel (and 11.25% for Mr. Nobel)) is attained over the three-year period. The amount shown in the “maximum” column represents the number of performance-related SSARs that would be earned if the maximum level of compound average annual earnings per share growth (15%) is attained over the three-year period. If the compound average annual earnings per share growth is between the threshold or target amounts, or between the target and maximum amounts, the number of SSARs that are earned is pro-rated on a straight line basis. These awards will vest the later of (i) the date after December 31, 2010 on which the compensation committee certifies in writing, based upon our audited financial statements, the extent to which the requisite performance targets have been achieved or (ii) March 21, 2009.

(11)	In connection with the June 2006 separation agreement with Mr. Tocci, all 2006 performance-related restricted stock awards granted to Mr. Tocci were forfeited and cancelled. Mr. Tocci will receive a pro-rated portion of the performance-based 2006 bonus which he would have earned had he remained employed for the full fiscal year as part of his severance benefits. Based on the results for the year ended December 31, 2006, $435,417 will be paid to Mr. Tocci as part of his severance benefits. See the Summary Compensation Table for additional information regarding Mr. Tocci’s severance benefits.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth Outstanding Equity Awards at Fiscal Year-End, or December 31, 2006, for our named executive officers.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards							Stock Awards
	Number of Securities Underlying Unexercised Options/SSARs			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned SSARs		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock that have not Vested		Market Value of Shares or Units of Stock that have not Vested(1)	Equity Incentive Plan Awards:

Name	Exercisable	Unexercisable									Number of Unearned Shares, Units or Other Rights that have not Vested		Market or Payout Value of Unearned Shares, Units or Other Rights that have not Vested(1)
Paul H. Stebbins	200,000					$14.37	07/29/08	23,358	(2)	$1,038,497
Chairman and Chief Executive Officer		50,000	(3)			$24.25	01/27/10	20,000	(4)	$889,200
		20,000	(3)			$28.60	01/27/10	6,855	(5)	$304,773	27,420	(6)	$1,219,093
		101,577	(7)			$24.12	05/10/10
				200,000	(8)	$34.83	03/21/11
				108,455	(8)	$42.45	06/20/11

Michael J. Kasbar	50,000					$12.50	04/30/08	23,358	(2)	$1,038,497
President and Chief Operating Officer	28,980					$10.35	04/30/08	20,000	(4)	$889,200
	165,000					$14.37	07/29/08	6,855	(5)	$304,773	27,420	(6)	$1,219,093
	75,000					$5.38	01/04/09
	47,180					$5.95	10/11/11
		50,000	(3)			$24.25	01/27/10
		20,000	(3)			$28.60	01/27/10
		101,577	(7)			$24.12	05/10/10
				200,000	(8)	$34.83	03/21/11
				108,455	(8)	$42.45	06/20/11

Francis X. Shea	21,000					$10.35	04/30/08	10,000	(4)	$444,600
Executive Vice President, Chief	29,000					$12.50	04/30/08	5,182	(9)	$230,392
Risk Administrative Officer and Former	50,000					$14.37	07/29/08	1,136	(6)	$50,507	4,544	(6)	$202,026
Interim Chief Financial Officer		18,137	(7)			$24.12	05/10/10
				51,136	(8)	$34.83	03/21/11

Michael S. Clementi	—	—		109,089	(8)	$34.83	03/21/11	10,000	(2)	$444,600
President of World Fuel Services, Inc.								10,000	(4)	$444,600
								10,365	(9)	$460,828
								2,424	(6)	$107,771	9,696	(6)	$431,084

Paul M. Nobel	1,666	3,334	(10)			$22.90	07/18/10	250	(6)	$11,115	1,000	(6)	$44,460
Senior Vice President and				3,750	(8)	$43.30	06/22/11
Chief Accounting Officer

Robert S. Tocci	—	—		—				10,000	(11)	$444,600
Former Executive Vice President,								10,365	(11)	$460,828
Chief Financial Officer

(1)	Value based on closing price of our common stock on December 29, 2006 of $44.46 and maximum payout levels under 2006 Omnibus Plan awards.

(2)	Restricted stock that vests in July 2007.

(3)	SSARs that vested in January 2007.

(4)	Performance-related restricted stock that was earned based on the results from over a three-year period starting January 1, 2004 and will vest in July 2007.

(5)	Performance-related restricted stock that was earned based on the results for the year ended December 31, 2006. These awards were granted in 2006 and will vest the later of: (i) the date after December 31, 2010 on which the compensation committee certifies in writing, based upon our audited financial statements, the extent to which the requisite performance targets have been achieved or (ii) March 21, 2011. See the Grants of Plan-Based Awards Table for more information on these restricted stock awards.

(6)	Performance-related restricted stock that is subject to being earned based on specified annual growth targets of net income for each annual fiscal year of 2007 to 2010. These awards were granted in 2006 and will vest the later of: (i) the date after December 31, 2010 on which the compensation committee certifies in writing, based upon our audited financial statements, the extent to which the requisite performance targets have been achieved for the 2010 calendar year or (ii) March 21, 2011. See the Grants of Plan-Based Awards Table for more information on these performance-related restricted stock awards.

(7)	Performance-related SSARs that were earned based on the results for the year ended December 31, 2005. These awards will vest in three equal annual installments starting in January 2007.

(8)	Performance-related SSARs that are subject to being earned based on specified compound average annual growth targets of earnings per share during the three-year period commencing January 1, 2006. These awards were granted in 2006 and will vest the later of: (i) the date after December 31, 2010 on which the compensation committee certifies in writing, based upon our audited financial statements, the extent to which the requisite performance targets have been achieved for the 2010 calendar year or (ii) March 21, 2011. See the Grants of Plan-Based Awards Table for more information on these performance-related SSARs.

(9)	Performance-related restricted stock that was earned based on the results for the year ended December 31, 2005. These awards will vest in three equal annual installments starting in January 2007.

(10)	SSARs that vest as follows: 1,666 in each of July 2007 and July 2008.

(11)	In connection with the terms of the separation agreement with Mr. Tocci, these performance-related restricted stock awards will continue to vest in accordance with the grants’ original vesting terms.

Option Exercises and Stock Vested

The following table sets forth Option Exercises and Stock Vested during the year ended December 31, 2006 for our named executive officers.

OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise(1)	Value Realized on Exercise(2)		Number of Shares Acquired on Vesting(1)	Value Realized on Vesting(3)
Paul H. Stebbins	550,000	$20,796,426	(3)	23,332	$1,059,273
Chairman and Chief Executive Officer

Michael J. Kasbar	165,840	$6,559,576	(3)	23,332	$1,059,273
President and Chief Operating Officer

Francis X. Shea	30,000	$1,152,000		—	$—
Executive Vice President, Chief Risk Administrative Officer and Former Interim Chief Financial Officer

Michael S. Clementi	33,336	$908,006		10,000	$461,850
President of World Fuel Services, Inc.

Paul M. Nobel	—	$—		—	$—
Senior Vice President and Chief Accounting Officer

Robert S. Tocci	33,336	$1,170,175		—	$—
Former Executive Vice President, Chief Financial Officer

(1)	The options and stock awards reflected in these columns were granted and earned in years prior to 2006.

(2)	Value realized is calculated by multiplying (a) the difference between the average of the high and low price of the common stock as of the exercise date, and the option exercise price, by (b) the number of shares of common stock underlying the option. Value realized does not represent cash received by the executive which may differ based on when the acquired shares are ultimately disposed of by the executive.

(3)	Value realized is calculated by multiplying (a) the average of the high and low price of the common stock as of the vesting date by (b) the number of shares of restricted stock vested. Value realized does not represent cash received by the executive which may differ based on when the acquired shares are ultimately disposed of by the executive.

Non-Qualified Deferred Compensation

The following table sets forth non-qualified deferred compensation during the year ended December 31, 2006 for our named executive officers.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

Name	Aggregate Earnings in Last Fiscal Year	Aggregate Balance at Last Fiscal Year-End
Paul H. Stebbins Chairman and Chief Executive Officer	$1,193	$15,581

Michael J. Kasbar President and Chief Operating Officer	$10,816	$141,304

(1)

The employment agreements for Messrs. Stebbins and Kasbar provide that any bonuses payable to either of them that would not be deductible under Section 162(m) for the year earned will be deferred until a fiscal year in which it would be deductible (or until the year in which the executive’s employment terminates or the employment agreement expires, and that any amount so deferred shall be credited with interest at the prime rate as published in the Wall Street Journal. A portion of the bonus earned for the fiscal year ended March 31, 2002 by Messrs. Stebbins and Kasbar equal to $12,000 and $109,375, respectively, was deferred pursuant to those provisions of their employment agreements and remains unpaid.

Termination of Employment and Change in Control

Paul H. Stebbins and Michael J. Kasbar

Paul H. Stebbins, our Chief Executive Officer, and Michael J. Kasbar, our Chief Operating Officer, are employed pursuant to employment agreements that contain substantially similar terms, and expire in July 2007. Pursuant to their employment agreements, Messrs. Stebbins and Kasbar are to receive one year’s notice should the company elect not to renew their contracts. Messrs. Stebbins and Kasbar have waived the notice requirement through May 31, 2007. The compensation committee intends to negotiate new employment agreements with Messrs. Stebbins and Kasbar and is in the process of reviewing each of their agreements in light of current market standards and emerging governance trends.

Pursuant to their employment agreements, Messrs. Stebbins and Kasbar each is entitled to receive a cash severance payment if: (a) we terminate him for any reason other than death, disability or cause; (b) he resigns for good reason (generally a reduction in his responsibilities or compensation, or a breach by us), or resigns for any reason during the 30 day period that begins six months following a change in control; or (c) we elect not to renew his employment, for any reason other than cause. The severance payment is equal to two times (2x) his average salary and bonus during the three-year period preceding termination and is payable in a lump sum within five business days following the termination; provided, if (i) the termination (or non-renewal) occurs within three years after a change in control the multiple is three times (3x), and (ii) in the case of a non-renewal prior to a change in control or more than three years after a change in control, the multiple is one times (1x) and the severance will be paid in 26 equal installments over a one year period. Upon any such termination, we will continue to provide coverage to the executive under our group insurance plans for a period of up to three years, and all of his outstanding stock options, SSARs and restricted stock grants, whether performance related or not, will immediately vest. For purposes of our employment agreements, a “change in control” is defined as set forth in our by-laws as: (i) any person or “group”, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, with certain exceptions, becomes the beneficial owner, directly or indirectly, of 20% or more of the combined voting power of our common stock; (ii) any merger, consolidation, reorganization or similar event of ours or any of our subsidiaries, as a result of which the holders of such voting stock immediately prior to such event do not directly or indirectly hold at least 51% of our aggregate voting power; (iii) the individuals who, as of March 1, 2003, constituted our board (or were elected or nominated by two-thirds of our March 1, 2003 board or any director elected or nominated by such board or its successor members elected or nominated by two-thirds of such board and its similarly elected successors) cease for any reason to constitute at least two-thirds of the board, or in the case of our merger or consolidation, do not constitute or cease to constitute at least two-thirds of the board or similar entity of the surviving company or its parent, if the surviving company is controlled, directly or indirectly, by its parent; or (iv) we are liquidated or dissolved or sell all or substantially all of our assets.

The employment agreements for Messrs. Stebbins and Kasbar provide for the amounts payable on account of termination following a change in control to be reduced if and to the extent that the Company could not deduct those benefits solely by operation of Section 280G of the Internal Revenue Code.

The employment agreements with Messrs. Stebbins and Kasbar prohibit them from competing with us for a period of three years following the termination of their employment for any reason; provided that they will be released from the non-competition obligation in the event of a termination by the Company without cause or by the executive for good reason within three years after a change in control.

Ira Birns

We have entered into an executive severance agreement with Mr. Birns. Pursuant to the severance agreement we shall pay and provide for the following:

Termination for Cause; Termination without Good Reason:

•	Payment of an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination.

Termination Due to Death or Disability:

•

Payment of an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination, and any unpaid bonus for the year prior to the year of termination, the bonus to be paid on the same date that bonuses are paid to our other senior executive officers;

•

Payment of a prorated bonus for the calendar year in which the employment is terminated, however, no bonus will be paid if Mr. Birns’ termination date occurs before the payment of bonuses for the prior calendar year. Any bonus shall be prorated based on the bonus Mr. Birns would have earned if he had remained in our employ for the entire year. Any such bonus would be paid on the same date that bonuses are paid to our other senior executive officers.

Termination without Cause; Voluntary Termination for Good Reason:

•

Payment of an amount equal to accrued but unpaid base salary and benefits (including accrued vacation) through the date of termination, and any unpaid bonus for the year prior to the year of termination, the bonus to be paid on the same date that bonuses are paid to our other senior executive officers.

•

Continuation of health insurance coverage in effect as of the termination date for Mr. Birns and his immediate family for a period of up to 18 months. Such coverage will terminate earlier if Mr. Birns becomes eligible for health insurance coverage through employment or services provided to another person or entity.

•

Severance payment in an amount equal to two times Mr. Birns base salary as of the termination date, which will be paid in regular payroll installments over the 24-month period following termination, plus payment of a prorated bonus for the calendar year in which his employment is terminated, however, no bonus will be paid if Mr. Birns’ termination date occurs before the payment of bonuses for the prior calendar year. Any bonus shall be prorated based on the bonus Mr. Birns would have earned if he had remained in our employ for the entire year. Any such bonus would be paid on the same date that bonuses are paid to our other senior executive officers.

•

We shall have the right to discontinue any of the payments in the preceding two paragraphs, should Mr. Birns (i) fail to comply in any material respect with the confidentiality and restrictive covenant provisions of the executive severance agreement, or (ii) fail to provide agreed upon post-termination services as provided for in the executive severance agreement.

Francis X. Shea

Although our employment agreement with Francis X. Shea expired on August 31, 2005, he continues to be employed by us as Chief Risk and Administrative Officer. Under the terms of his prior employment agreement, Mr. Shea is prohibited from competing with us for a period of one year from the termination of his employment with us.

The compensation committee is in the process of reviewing Mr. Shea’s former employment agreement in light of current market standards and emerging governance trends and, based on the results of its analysis, will make a determination as to whether Mr. Shea’s employment should be pursuant to an employment agreement and, if so, the applicable terms.

Paul Nobel

Paul M. Nobel is employed pursuant to an agreement entered into in July 18, 2005, and which expires in July 2007. The employment agreement with Mr. Nobel prohibits him from competing with us for a period of one year following the termination of his employment for any reason. Our employment agreement with Mr. Nobel provides that in the event his employment with us terminates due to death, complete disability or for cause, then we shall be released from all further obligations, including compensation, under the agreement. However, if we terminate Mr. Nobel’s employment on any other basis then, in exchange for a release of all claims Mr. Nobel may or could have against us, we will pay him an amount equal to the salary and minimum bonus which he otherwise would have been paid during the remainder of his contract. Any such payments will be paid in installments over the one-year period following the date of termination. However, if Mr. Nobel violates the covenants against unfair competition under his employment contract, then any post-termination payments that would otherwise be due to Mr. Nobel would be forfeited.

Michael S. Clementi

Michael S. Clementi was employed pursuant to an agreement entered into in July 2002 which expired on March 31, 2007. Although our employment agreement with Mr. Clementi expired on March 31, 2007, he continues to be employed by us as President of World Fuel Services, Inc. Under the terms of his prior employment agreement, Mr. Clementi is prohibited from competing with us for a period of one year following the termination of his employment with us.

The compensation committee is in the process of reviewing Mr. Clementi’s former employment agreement in light of current market standards and emerging governance trends and, based on the results of its analysis, will make a determination as to whether Mr. Clementi’s employment should be pursuant to an employment agreement and, if so, the applicable terms.

Robert S. Tocci

Robert S. Tocci was employed pursuant to an agreement entered into in January 2005. On June 14, 2006, we entered into a separation agreement with Mr. Tocci, our former Executive Vice President and Chief Financial Officer, in connection with Mr. Tocci’s separation from the Company. The principal terms of the separation agreement are as follows:

We are to make payments to Mr. Tocci equal to (i) the salary which would have been paid to Mr. Tocci over the remaining term (9 1/2 months) of his employment contract, (ii) a severance payment equal to six months of salary, plus 50% of the average of his last two annual bonuses and (iii) a prorated portion of the bonus Mr. Tocci would have earned had he remained employed for the full fiscal year. These amounts will be paid at various specified times over a period of two years.

16,668 unvested stock options and 20,365 unvested restricted shares previously awarded to Mr. Tocci remained outstanding and continue to vest in accordance with their original terms of grant. 109,089 unvested performance-related SSARs and 12,120 shares of unvested performance-related restricted stock previously awarded to Mr. Tocci were forfeited.

We will pay for up to 18 months of family medical insurance coverage for Mr. Tocci. For a period of one year, Mr. Tocci will be available to provide us with a minimum of 35 hours of consulting services per month, without additional compensation. Mr. Tocci is prohibited from competing with us and our subsidiaries for a period of two years. Mr. Tocci and the Company and its subsidiaries mutually released one another from any claims each may have against the other, with certain limited exceptions.

Based on the terms of our separation agreement with Mr. Tocci, we recorded total executive severance costs of $1,545,479, inclusive of the cash and non-cash elements listed above. Total cash severance costs amounted to

$1,373,021, of which $451,893 was paid in 2006. Approximately $469,812 is payable during 2007, with the balance due payable by June 30, 2008.

Potential Payments Upon Termination or Change in Control

The following tables show potential payments to our named executive officers under existing contracts, agreements, plans or arrangements, whether written or unwritten, for various scenarios involving a change-in-control or termination of employment of each of our named executive officers, assuming a December 31, 2006 termination date and, where applicable, using the closing price of our common stock of $44.46 (as reported on the NYSE as of December 29, 2006). These tables do not reflect amounts that would be payable to the named executive officers pursuant to benefits and awards that are already vested.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE

PAUL H. STEBBINS

Executive Payments Upon Termination	Termination or Non-renewal by Executive without Good Reason	Termination by Company without Cause or by Executive with Good Reason		Termination or Non-renewal by Company with Cause	Change in Control(1)		Death or Disability
Severance Payments	$—	$3,412,500	(2)	$—	$5,118,750	(3)	$—

Medical Insurance Payments	$—	$30,986		$—	$46,479		$—

Deferred Compensation Payments, including Interest	$15,581	$15,581		$15,581	$15,581		$15,581

EIP (4)	$1,293,750	$1,293,750		$1,293,750	$1,293,750		$1,293,750

SSARs (unvested and accelerated)(5)	$—	$3,393,776		$—	$3,393,776	(6)	$3,393,776

Performance-Related SSARs (unvested and accelerated) (5)	$—	$2,143,995		$—	$2,143,995	(6)	$714,665

Restricted Stock (unvested and accelerated) (7)	$—	$2,231,581		$—	$2,231,581	(6)	$2,231,581

Performance-Related Restricted Stock (unvested and accelerated)(7)	$—	$1,219,093		$—	$1,219,093	(6)	$—

Reduction in Benefits Contingent on Change in Control	$—	$—		$—	$(5,118,750	)(8)	$—

Total	$1,309,331	$13,741,262		$1,309,331	$10,344,255		$7,649,353

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE, Continued

MICHAEL J. KASBAR

Executive Payments Upon Termination	Termination or Non-renewal by Executive without Good Reason	Termination by Company without Cause or by Executive with Good Reason		Termination or Non-renewal by Company with Cause	Change in Control (1)		Death or Disability
Severance Payments	$—	$3,412,500	(2)	$—	$5,118,750	(3)	$—

Medical Insurance Payments	$—	$30,986		$—	$46,479		$—

Deferred Compensation Payments, including Interest	$141,304	$141,304		$141,304	$141,304		$141,304

EIP (4)	$1,293,750	$1,293,750		$1,293,750	$1,293,750		$1,293,750

SSARs (unvested and accelerated)(5)	$—	$3,393,776		$—	$3,393,776	(6)	$3,393,776

Performance-Related SSARs (unvested and accelerated) (5)	$—	$2,143,995		$—	$2,143,995	(6)	$714,665

Restricted Stock (unvested and accelerated) (7)	$—	$2,231,581		$—	$2,231,581	(6)	$2,231,581

Performance-Related Restricted Stock (unvested and accelerated) (7)	—	$1,219,093		$—	$1,219,093	(6)	$—

Reduction in Benefits Contingent on Change in Control	$—	$—		$—	$(4,769,875	)(8)	$—

Total	$1,435,054	$13,866,985		$1,435,054	$10,818,853		$7,775,076

FRANCIS X. SHEA

Executive Payments Upon Termination	Termination by Executive	Termination by Company without Cause	Termination by Company with Cause	Change in Control (1)		Death or Disability
SSARs (unvested and accelerated)(5)	$—	$368,907	$—	$368,907	(6)	$368,907

Performance-Related SSARs (unvested and accelerated) (5)	$—	$164,147	$—	$492,440	(6)(9)	$164,147

Restricted Stock (unvested and accelerated) (7)	$—	$725,498	$—	$725,498	(6)(9)	$725,498

Performance-Related Restricted Stock (unvested and accelerated) (7)	$—	$—	$—	$202,026	(6)(9)	$—

Total		$1,258,552		$1,788,871		$1,258,552

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL TABLE, Continued

MICHAEL S. CLEMENTI

Executive Payments Upon Termination	Termination by Executive	Termination by Company without Cause	Termination by Company with Cause	Change in Control (1)		Death or Disability
Performance-Based SSARs (unvested and accelerated) (5)	$—	$1,050,527	$—	$1,050,527	(6)	$1,050,527

Restricted Stock (unvested and accelerated) (7)	$—	$1,457,799	$—	$1,457,799	(6)	$1,457,799

Performance-Related Restricted Stock (unvested and accelerated) (7)	$—	$431,084	$—	$431,084	(6)	$431,084

Total		$2,938,410		$2,939,410		$2,939,410

PAUL M. NOBEL

Executive Payments Upon Termination	Termination by Executive	Termination by Company without Cause		Termination by Company with Cause	Change in Control (1)		Death or Disability
Severance Payments	$—	$156,301	(10)	$—	$156,301	(11)	$—

SSARs (unvested and accelerated)(5)	$—	$—		$—	$71,881	(6)	$71,881

Performance-Related SSARs (unvested and accelerated) (5)	$—	$1,450		$—	$4,350	(6)(9)	$1,450

Restricted Stock (unvested and accelerated) (7)	$—	$11,115		$—	$11,115	(6)(9)	$11,115

Performance-related Restricted Stock (unvested and accelerated) (7)	$—	$—		$—	$44,460	(6)(9)	$—

Total		$168,866			$288,107		$84,446

(1)	Assumes an effective date of a change in control of December 31, 2006.

(2)	This amount is calculated based on two times the sum of the executive’s annual base salary and average annual bonus calculated for the last three fiscal years. Messrs. Stebbins and Kasbar each have an annual base salary of $575,000 and average annual bonus of $1,131,250 calculated for the last three fiscal years.

(3)	Assumes a triggering event (termination after change in control) at December 31, 2006. Under the employment agreements of Messrs. Stebbins and Kasbar, if the executive’s employment is terminated within three years after a change in control either (i) by us without cause or (ii) as a result of a non-renewal by us without cause or (iii) by the executive for good reason, we are required to pay severance equal to three times the sum of the executive’s average annual base salary and average annual bonus calculated for the last three fiscal years, except to the extent that payment of such amount is not deductible by us for tax purposes.

(4)	The EIP amounts in this table represent payments made under the plan in 2007 for 2006 performance upon the completion of service through December 31, 2006. Had any other assumed termination date in 2006 been used for this table, no EIP amounts would have been payable. However, for death and disability, the EIP amount for the fiscal year in which the executive’s termination occurs will be paid as if the executive had been employed by the Company for the full fiscal year. We may apply all or any portion of the unpaid bonus to compensate us for any damages, costs or liabilities incurred by us as a direct result of the executive’s fraud, misappropriation or embezzlement. See Compensation Discussion and Analysis – Annual Incentive Bonus for more information regarding the EIP.

(5)	The payments relating to both SSARs and performance-related SSARs represent the value of unvested and accelerated awards as of December 31, 2006, calculated by multiplying the number of accelerated awards by the difference between the exercise price and the closing price of our common stock on December 29, 2006.

(6)	Unvested SSARs, performance-related SSARs, restricted stock and performance-related restricted stock become vested under the terms of the awards upon the occurrence of a change in control and are not affected by any subsequent termination of the executive.

(7)	The payments relating to restricted stock and performance-based restricted stock represent the value of unvested and accelerated stock as of December 31, 2006, calculated by multiplying the number of accelerated shares by the closing price of our common stock on December 29, 2006.

(8)	The executive’s employment agreement provides for the amounts payable on account of a termination following a change in control to be reduced if and to the extent that the Company could not reasonably deduct such portion solely by operation of Section 280G of the Internal Revenue Code. Section 280G generally would not result in any loss in the Company’s deduction if the value of the payments made to the executive that are contingent on a change in control do not exceed three times (3x) the average of the executive’s W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Thus, facts and circumstances at the time of any change in control and termination thereafter, as well as changes in the executive’s W-2 compensation history preceding the change in control, could materially impact whether and to what extent any payment to the executive would need to be reduced pursuant to this provision. Based on an assumed termination date of December 31, 2006 following a change in control, the amounts payable to Messrs. Stebbins and Kasbar would have been reduced by $5,180,750 and $4,769,875, respectively. If the assumed termination date was in 2007, the amounts would have been deductible and would have been paid in full.

(9)	Assumes that the share-based payment awards were not assumed by the successor company. If assumed by the successor company there would be no acceleration of unvested awards.

(10)	This amount represents the sum of the salary which would otherwise have been paid to Mr. Nobel over the remaining term of his employment agreement plus a minimum guaranteed bonus of $20,000.

(11)	Assumes a triggering event (termination after change in control) at December 31, 2006. Under Mr. Nobel’s employment agreement, upon a termination without cause by the Company, Mr. Nobel would be entitled to the payments described in footnote 10.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related person transactions can create actual or potential conflicts of interests and can create the appearance that certain decisions may not be in the best interest of the company or our shareholders. Therefore, our board has adopted formal policies and procedures with respect to related person transactions. It is our policy that, as a general matter, we should avoid related person transactions except in circumstances where the transaction is not inconsistent with our best interests, such as obtaining products or services that are not readily available from alternative sources or when the transaction meets the standards that apply to similar transactions with unrelated third parties.

For purposes of our policy, we review all of the following relationships and transactions, between us and:

•	our directors and executive officers, including persons who have at any time since the beginning of our last fiscal year served in that role and any nominees to become a director;

•	any person we know to be the beneficial owner of more than 5% of any class of our voting securities; and

•	any immediate family member or any person (other than tenants or employees) sharing the household of any of the foregoing.

In practice, we will review any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the company (including any of our subsidiaries) was, is or will be a participant and the amount involved exceeds $10,000, and in which any related person had, has or will have a direct or indirect interest. The foregoing rule will not be applied where the related person is an employee whose compensation is required to be, or otherwise would be required to be, reported under the SEC’s, compensation disclosure requirements, or to any transaction with a public corporation where the related person’s only relationship is as a beneficial owner of less than 1% of that corporation’s publicly traded securities; and to any transaction where the related person’s interest arises solely from the ownership of our common stock and where all shareholders received the same benefit on a pro rata basis (e.g. dividends).

The governance committee reviews any such related party transaction and determines whether to approve any such transaction. This committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	the benefits to us;

•	the impact on a director’s independence, if relevant;

•	the availability of other sources for comparable products or services;

•	the terms of the transaction; and

•	the terms available to unrelated third parties or to employees generally.

A related party transaction will only be approved by the governance committee if the committee determines that the related party transaction is not inconsistent with our best interests and those of our shareholders. The committee’s approval is not a directive to enter into the related party transaction, rather it is evidence that the governance committee does not object to the transactions based on relatedness issues. Annually, the governance committee will review any ongoing related person transactions to determine whether it remains in our best interests and those of our shareholders to continue, modify or terminate the transactions.

There are no reportable transactions for 2006.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

Introduction

In accordance with its charter, the audit committee has selected PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) to act as our independent registered certified public accounting firm for calendar year 2007.

The audit committee is not required to take any action as a result of the outcome of the vote on this proposal. If the shareholders do not ratify the selection of PricewaterhouseCoopers as our independent registered certified public accounting firm, other independent registered certified public accounting firm will be considered by our audit committee, but the audit committee may nonetheless choose to engage PricewaterhouseCoopers. Even if the appointment is ratified, the audit committee, in its discretion, may select different independent registered certified public accounting firm at any time during the year if it determines that such a change would be in our best interests and those of our shareholders.

Representatives of PricewaterhouseCoopers are expected to be present at the annual meeting, will have an opportunity to make a statement if they desire, and will be available to respond to questions.

Fees and Services of PricewaterhouseCoopers LLP

The following table presents aggregate fees for professional audit services rendered by our independent registered certified public accounting firm, PricewaterhouseCoopers, for the audit of our consolidated financial statements for the fiscal years ended December 31, 2006 and 2005, and fees billed for other services rendered by PricewaterhouseCoopers during those periods.

Services Rendered	2006	2005
Audit Fees	$2,564,000	$2,401,000
Audit-Related Fees	$104,000	$26,000
Tax Fees	$—	$—
All Other Fees	$12,000	$17,000

Total	$2,680,000	$2,444,000

Audit Fees. These amounts represent fees for professional services rendered for the audits of our consolidated financial statements included in our Annual Report on Form 10-K, reviews of the quarterly consolidated financial statements included in our Quarterly Report on Forms 10-Q, statutory audits, assessment of our internal control assertions required by Section 404 of the Sarbanes-Oxley Act of 2002 and other SEC filings and accounting consultations on matters related to the annual audits or interim reviews. In addition, during 2006, we revised our classification of fees related to Sarbanes-Oxley matters to the audit fee category.

Audit-Related Fees. These amounts represent fees for professional services rendered for the audit of the financial statements of our employee benefit plan and other audit-related fees.

Tax Fees. In the interest of auditor independence, the audit committee has elected to segregate tax services from audit services.

All Other Fees. These amounts represent subscription fees for accounting research software.

The audit committee approved all services provided by, and all fees paid to, PricewaterhouseCoopers. The audit committee has considered the services provided by PricewaterhouseCoopers as described above, and has determined that such services are compatible with maintaining PricewaterhouseCoopers’ independence.

The audit committee approved a policy that authorizes the chairman of the audit committee to pre-approve audit and non-audit services to be provided by the independent registered certified public accounting firm so long as such services: (a) involve fees of less than $10,000, and (b) are subsequently reported to and approved by the full audit committee. Pursuant to this policy, all audit and non-audit services to be provided by the independent registered certified public accounting firm, involving fees of $10,000 or more, must be pre-approved by the audit committee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

“FOR” THE RATIFICATION OF THE APPOINTMENT OF

PRICEWATERHOUSECOOPERS LLP

AS OUR INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

FOR THE 2007 FISCAL YEAR

PROPOSAL NO. 3—SHAREHOLDER PROPOSAL

The Company has been notified by The City of New York, Office of the Comptroller, 1 Centre Street, New York, New York 10007-2341 as custodian and trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund, the New York City Fire Department Pension Fund and as custodian of the New York City Board of Education Retirement System, the Funds (which have notified the Company that these entities are the owners of 147,063 shares of common stock worth at least $2,000), of the Funds’ intention to present the following proposal for consideration at the annual meeting:

Sexual Orientation

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of the

Boards of Trustees of the New York City Pension Funds

WHEREAS, corporations with non-discrimination policies relating to sexual orientation have a competitive advantage to recruit and retain employees from the widest talent pool;

Employment discrimination on the basis of sexual orientation diminishes employee morale and productivity;

The company has an interest in preventing discrimination and resolving complaints internally so as to avoid costly litigation and damage its reputation as an equal opportunity employer;

Atlanta, Seattle, Los Angeles, and San Francisco have adopted legislation restricting business with companies that do not guarantee equal treatment for lesbian and gay employees and similar legislation is pending in other jurisdictions;

The company has operations in and makes sales to institutions in states and cities which prohibit discrimination on the basis of sexual orientation;

A recent National Gay and Lesbian Taskforce study has found that 16% – 44% of gay men and lesbians in twenty cities nationwide experienced workplace harassment or discrimination based on their sexual orientation;

National public opinion polls consistently find more than three-quarters of the American people support equal rights in the workplace for gay men, lesbians, and bisexuals;

A number of Fortune 500 corporations have implemented non-discrimination policies encompassing the following principles:

1)	Discrimination based on sexual orientation and gender identity will be prohibited in the company’s employment policy statement.

2)	The non-discrimination policy will be distributed to all employees.

3)	There shall be no discrimination based on any employee’s actual or perceived health condition, status, or disability.

4)	There shall be no discrimination in the allocation of employee benefits on the basis of sexual orientation or gender identity.

5)	Sexual orientation and gender identity issues will be included in corporate employee diversity and sensitivity programs.

6)	There shall be no discrimination in the recognition of employee groups based on sexual orientation or gender identity.

7)	Corporate advertising policy will avoid the use of negative stereotypes based on sexual orientation or gender identity.

8)	There shall be no discrimination in corporate advertising and marketing policy based on sexual orientation or gender identity.

9)	There shall be no discrimination in the sale of goods and services based on sexual orientation or gender identity.

10)	There shall be no policy on barring corporate charitable contributions to groups and organizations based on sexual orientation.

RESOLVED: The Shareholders request that management implement equal employment opportunity policies based on the aforementioned principles prohibiting discrimination based on sexual orientation and gender identity.

STATEMENT: By implementing policies prohibiting discrimination based on sexual orientation and gender identity, the Company will ensure a respectful and supportive atmosphere for all employees and enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

The foregoing is the verbatim submission of the Funds. All statements therein are the sole responsibility of the Funds, and neither our management nor the board has verified their accuracy.

THE BOARD OF DIRECTORS’ RESPONSE TO SHAREHOLDER PROPOSAL

The Board of Directors recommends voting “AGAINST” the adoption of this proposal for the following reasons:

The Board believes the Company’s current policies and practices achieve the objectives of this proposal and that this proposal is unnecessary. The directors and officers of the Company have long held the belief that the Company’s objectives can best be achieved by providing equal employment opportunities for all. The Company is already an equal opportunity employer with a firm and long-standing commitment to preventing discrimination in the workplace.

In January 2007, continuing with our long-standing commitment to a discrimination-free workplace, we adopted our amended Code of Conduct which is posted in the corporate governance section of our website at http://www.wfscorp.com/wfscorp/company/governance.html. As our Code of Conduct states, “the Company strives to provide each Staff member with a safe, healthy and productive work environment free from discrimination or harassment of any kind. … Discrimination on the basis of age, race, color, religion, gender, sexual orientation, national origin, ancestry, pregnancy, disability or any other legally protected status is prohibited. This policy applies to all areas of employment, including hiring, promotions, demotions, transfers, layoffs, terminations, compensation, use of facilities and selection for training or related programs.”

Our existing policy “is committed to maintaining a workplace free from harassment of any kind, including harassment based on age, race, color, religion, gender, sexual orientation, national origin, ancestry, pregnancy, disability or any other legally protected status. The Company will take immediate action to address harassment of Staff engaged in by managers, co-workers, or non-Staff members when the harassment occurs in the workplace or in the course of any Staff member’s work.” Further, we encourage employees to report any violations of the Code of Conduct by providing safeguards to protect our employees from possible retaliation and ensure their right to confidentiality to the extent possible. A violation of our Code of Conduct may result in disciplinary measures up to and including dismissal.

Some companies specifically limit their written policies to those types of discrimination that are prohibited by federal law. Arguably, that approach highlights categories of illegal discrimination and helps reduce compliance costs. Our existing policies cover a more expansive list of protected classes than required by federal law, including sexual orientation. We believe that our Code of Conduct reflects our commitment and on-going efforts to provide our employees with a workplace that is free of discrimination and harassment, and we believe our existing policies achieve those objectives.

In addition, we believe the adoption of specific sexual orientation policies with respect to the advertising, sale or marketing of our products and services is both unnecessary and uncalled for and would lead to increased compliance costs without corresponding benefit to us or to our present and future employees.

FOR ALL OF THE ABOVE REASONS THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “AGAINST” PROPOSAL NO. 3—SHAREHOLDER PROPOSAL REGARDING SEXUAL ORIENTATION.

SHAREHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Shareholder proposals submitted for inclusion in our proxy materials for the 2008 annual meeting should be addressed to the attention of the Corporate Secretary and must be received at our principal office, 9800 Northwest 41st Street, Miami, Florida 33178, no later than January 19, 2008. In addition, you must notify us before January 19, 2008 if you intend to present your proposal for action at the 2008 annual meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy form in accordance with SEC regulations governing the solicitation of proxies.

OTHER MATTERS

Neither the board nor management knows of any matters other than those items set forth above that will be presented for consideration during the 2007 annual meeting. However, if other matters should properly come before the meeting, it is intended that the persons named in the proxies will vote on such matters in accordance with their best judgment.

ANNUAL MEETING OF SHAREHOLDERS OF

World Fuel Services Corporation

May 31, 2007

Please date, sign and mail your proxy card in the

envelope provided as soon as possible

¯    Please detach along perforated line and mail in the envelope provided.    ¯

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTORS.		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2 .
					FOR	AGAINST	ABSTAIN
1. Election of Directors:	NOMINEES:		2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accountants for the 2007 fiscal year	☐	☐	☐
O Paul H. Stebbins O Michael J. Kasbar O Ken Bakshi O Joachim Heel O Richard A. Kassar O Myles Klein O J. Thomas Presby O Stephen K. Roddenberry
☐ FOR ALL NOMINEES		THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINT” PROPOSAL 3 .
					FOR	AGAINST	ABSTAIN
☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)			3.	The consideration of one shareholder proposal relating to establishing a policy regarding discrimination based upon sexual orientation and gender identity.	☐	☐	☐
			4.	In their discretion, the proxies are authorized to vote upon any other matter coming before the meeting.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER

DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION

IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES AND FOR ALL

OTHER PROPOSALS DESCRIBED HEREIN.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

To change the address on your account, please check the box at right and indicate your new address in the space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐	Change of Address:

Signature of Shareholder	Date	Signature of Shareholder	Date

Note:

Please sign exactly as your name(s) appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PROXY

WORLD FUEL SERVICES CORPORATION

Annual Meeting of Shareholders

of World Fuel Services Corporation

to be Held on May 31, 2007

The undersigned hereby appoints Paul H. Stebbins and Michael J. Kasbar, and each of them severally, as proxies, each with the power to appoint a substitute, and to vote, as designated on the reverse side, all of the shares of common stock of World Fuel Services Corporation held of record on April 23, 2007 by the undersigned at the annual meeting of shareholders to be held on May 31, 2007 or any adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

(Continued and to be Signed on Reverse Side)